UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No. __ )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement

☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Microsoft Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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(2)	Form, Schedule or Registration Statement No.:

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Persons who are to respond to the collection of information contained in this form are not

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2006 PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Shareholders of Microsoft Corporation will be held at the

MEYDENBAUER CENTER

11100 NE 6th Street

Bellevue, Washington 98004

on November 14, 2006, at 8:00 A.M.

PROXY VOTING OPTIONS

YOUR VOTE IS IMPORTANT!

Whether or not you expect to attend in person, we urge you to vote your shares by phone, via the Internet, or by signing, dating, and returning the enclosed proxy card at your earliest convenience. This will ensure the presence of a quorum at the meeting. Promptly voting your shares will save the Company the expense and extra work of additional solicitation. Submitting your proxy now will not prevent you from voting your stock at the meeting if you desire to do so, as your vote by proxy is revocable at your option.

Voting by the Internet or telephone is fast, convenient, and your vote is immediately confirmed and tabulated. Most important, by using the Internet or telephone, you help Microsoft reduce postage and proxy tabulation costs.

Or, if you prefer, you can vote by mail by returning the enclosed proxy card in the addressed, prepaid envelope provided.

PLEASE DO NOT RETURN THE ENCLOSED PAPER BALLOT IF YOU ARE VOTING OVER THE INTERNET OR BY TELEPHONE.

VOTE BY INTERNET

http://www.proxyvoting.com/msft

24 hours a day / 7 days a week

INSTRUCTIONS:

Read the accompanying Proxy Statement.

Go to the following website:

http://www.proxyvoting.com/msft

Have your proxy card in hand and follow the instructions. You can also register to receive all future shareholder communications electronically, instead of in print. This means that the annual report, Proxy Statement, and other correspondence will be delivered to you electronically via e-mail.

VOTE BY TELEPHONE

1-866-540-5760 via touch tone phone

toll-free 24 hours a day / 7 days a week

INSTRUCTIONS:

Read the accompanying Proxy Statement.

Call toll-free 1-866-540-5760.

Have your proxy card in hand and follow the instructions.

2006 PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Shareholders of Microsoft Corporation will be held at the

MEYDENBAUER CENTER

11100 NE 6th Street

Bellevue, Washington 98004

on November 14, 2006, at 8:00 A.M.

2006 PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Shareholders of Microsoft Corporation will be held at the

MEYDENBAUER CENTER

11100 NE 6th Street

Bellevue, Washington 98004

on November 14, 2006, at 8:00 A.M.

PROXY VOTING OPTIONS

YOUR VOTE IS IMPORTANT!

Whether or not you expect to attend in person, we urge you to vote your shares by phone, via the Internet, or by signing, dating, and returning the enclosed proxy card at your earliest convenience. This will ensure the presence of a quorum at the meeting. Promptly voting your shares will save the Company the expense and extra work of additional solicitation. Submitting your proxy now will not prevent you from voting your stock at the meeting if you desire to do so, as your vote by proxy is revocable at your option.

Voting by the Internet or telephone is fast, convenient, and your vote is immediately confirmed and tabulated. Most important, by using the Internet or telephone, you help Microsoft reduce postage and proxy tabulation costs.

Or, if you prefer, you can vote by mail by returning the enclosed Vote Instruction Form in the addressed, prepaid envelope provided.

PLEASE DO NOT RETURN THE ENCLOSED PAPER BALLOT IF YOU ARE VOTING OVER THE INTERNET OR BY TELEPHONE.

VOTE BY INTERNET

http://www.proxyvote.com/

24 hours a day / 7 days a week

INSTRUCTIONS:

Read the accompanying Proxy Statement.

Go to the following website:

http://www.proxyvote.com/

Have your Voting Instruction Form in hand and follow the instructions. You can also register to receive all future shareholder communications electronically, instead of in print. This means that the annual report and Proxy Statement will be delivered to you electronically via e-mail.

VOTE BY TELEPHONE

1-800-454-8683 via touch tone phone

toll-free 24 hours a day / 7 days a week

INSTRUCTIONS:

Read the accompanying Proxy Statement.

Call the toll-free 800 number provided on your Voting Instruction Form or 1-800-454-8683.

Have your Voting Instruction Form in hand and follow the instructions.

PARKING FACILITY AND DRIVING DIRECTIONS

DRIVING DIRECTIONS	PARKING

•       From Seattle via SR-520:

•       Take SR-520 east to I-405 south.

•       Take Exit 13A west to NE 4th Street westbound.

•       Turn right onto 112th Ave NE.

•       Turn left onto NE 6th Street to Meydenbauer Center’s parking garage on the right.

Due to limited parking availability, we encourage you to explore Metro Transit’s commuter services. The Bellevue Transit Center is conveniently located less than a block from Meydenbauer Center.

Parking validation for the Meydenbauer Center garage will be available at the meeting.

•       From Seattle via I-90:

•       Take I-90 east to I-405 north.

•       Take Exit 13A west to NE 4th Street westbound.

•       Turn right onto 112th Avenue NE.

•       Turn left onto NE 6th Street to Meydenbauer Center’s parking garage on right.

October 6, 2006

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of Microsoft Corporation, which will be held at the Meydenbauer Center, 11100 NE 6th Street, Bellevue, Washington 98004, on November 14, 2006, at 8:00 a.m. Driving directions to the Meydenbauer Center can be found on the inside front cover of this document. Parking will be validated only for the Meydenbauer Center garage. Please note that parking is limited, so plan ahead if you are driving to the meeting.

Details of the business to be conducted at the Annual Meeting are given in the attached Notice of Annual Meeting and Proxy Statement.

Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the meeting. Therefore, I urge you to promptly vote and submit your proxy by phone, via the Internet, or by signing, dating, and returning the enclosed proxy card in the enclosed envelope. If you decide to attend the Annual Meeting, you will be able to vote in person, even if you have previously submitted your proxy.

We will provide live coverage of the Annual Meeting from the Microsoft Investor Relations website at www.microsoft.com/msft. Additionally, the transcript along with video and audio of the entire Annual Meeting of Shareholders will be available on the Investor Relations website after the meeting. We hope this will allow those of you who are unable to attend the meeting to hear Microsoft executives discuss the year’s results.

On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in the affairs of the Company. I look forward to greeting as many of our shareholders as possible.

Sincerely,

Steven A. Ballmer

Chief Executive Officer

The use of cameras at the Annual Meeting is prohibited and they will not be allowed into the meeting or any other related areas, except by credentialed media. We realize that many cellular phones have built-in digital cameras, and while these phones may be brought into the venue, the camera function may not be used at any time.

2006 PROXY STATEMENT

MICROSOFT CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

November 14, 2006

To the Shareholders:

The Annual Meeting of the shareholders of Microsoft Corporation will be held at the Meydenbauer Center, 11100 NE 6th Street, Bellevue, Washington 98004, on November 14, 2006, at 8:00 a.m. for the following purposes:

1.	To elect directors.
2.	To ratify the selection of Deloitte & Touche LLP as the Company’s independent auditor for fiscal year 2007.
3.	To consider three shareholder proposals described in the accompanying Proxy Statement, if properly presented at the Annual Meeting.
4.	To transact such other business as may properly come before the meeting.

Only shareholders of record at the close of business on September 8, 2006, are entitled to notice of, and to vote at, this meeting.

By order of the Board of Directors

Bradford L. Smith

Secretary

Redmond, Washington

October 6, 2006

IMPORTANT

Whether or not you expect to attend the Annual Meeting in person, we urge you to vote your shares at your earliest convenience. This will ensure the presence of a quorum at the meeting. Promptly voting your shares by telephone, via the Internet, or by signing, dating, and returning the enclosed proxy card will save the Company the expenses and extra work of additional solicitation. An addressed envelope for which no postage is required if mailed in the United States is enclosed if you wish to vote by mail. Submitting your proxy now will not prevent you from voting your shares at the meeting if you desire to do so, as your proxy is revocable at your option.

2006 PROXY STATEMENT

MICROSOFT CORPORATION

ONE MICROSOFT WAY

REDMOND, WASHINGTON 98052

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD NOVEMBER 14, 2006

This Proxy Statement, which was first mailed to shareholders on or about October 6, 2006, is furnished in connection with the solicitation of proxies by the Board of Directors of Microsoft Corporation (the “Company” or “Microsoft”), to be voted at the Annual Meeting of the shareholders of the Company, which will be held at 8:00 a.m. on November 14, 2006, at the Meydenbauer Center, 11100 NE 6th Street, Bellevue, Washington 98004, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. Shareholders who execute proxies retain the right to revoke them at any time before the shares are voted by proxy at the meeting. A shareholder may revoke a proxy by delivering a signed statement to the Secretary of the Company at or prior to the Annual Meeting or by timely executing and delivering, by mail, Internet, telephone or in person at the Annual Meeting, another proxy dated as of a later date. The Company will pay the cost of solicitation of proxies.

Shareholders of record at the close of business on September 8, 2006, will be entitled to vote at the meeting on the basis of one vote for each share held. On September 8, 2006, there were 9,844,159,060 shares of common stock outstanding, held of record by 149,012 shareholders.

1. ELECTION OF DIRECTORS AND MANAGEMENT INFORMATION

The Company’s Board of Directors currently consists of ten members. Ann McLaughlin Korologos is retiring from the Board effective as of the date of the Annual Meeting. In connection with Mrs. Korologos’ retirement, the Board has authorized a reduction in the size of the Board to nine members effective as of November 14, 2006, as permitted by the Company’s Bylaws.

Nine directors are to be elected at the Annual Meeting to hold office until the next annual meeting of shareholders, and until their successors are elected and qualified. The accompanying proxy will be voted in favor of the nominees named below to serve as directors unless the shareholder indicates to the contrary on the proxy. All of the nominees are current directors.

In August 2006, the Board of Directors acted to change the method by which directors are elected by amending the Company’s Bylaws. The new procedures apply to an uncontested election, which is one in which the number of nominees does not exceed the number of directors to be elected. In an uncontested election, any nominee who does not receive a majority of the shares cast shall promptly offer his or her resignation to the Board following certification of the shareholder vote. A vote of the majority of shares cast means that the number of shares voted “for” exceeds the number of votes “against” that director. The Governance and Nominating Committee will promptly consider the resignation offer and make a recommendation to the Board. The Board will act on the Governance and Nominating Committee’s recommendation within 90 days following certification of the shareholder vote. Thereafter, the Board will promptly disclose publicly its decision whether to accept the director’s resignation offer. The director who tenders his or her resignation pursuant to this provision will not participate in the Governance and Nominating Committee recommendation or Board decision whether to accept his or her resignation offer.

The Board of Directors expects that each of the nominees will be available for election, but if any of them is unable to serve at the time the election occurs, the proxy will be voted for the election of another nominee to be designated by the Board of Directors.

NOMINEES

William H. Gates III, 50, a co-founder of the Company, has served as Chairman since the Company’s incorporation in 1981. Mr. Gates served as the Company’s Chief Software Architect from January 2000 until June 2006, when he announced a two-year plan for his transition out of a day-to-day role in the Company after which he will continue to serve as Chairman and an advisor on key development projects. Mr. Gates served as the Company’s Chief Executive Officer from 1981 until January 2000, when he resigned as Chief Executive Officer and assumed the position of Chief Software Architect. Mr. Gates is also a director of Berkshire Hathaway Inc.

Steven A. Ballmer, 50, has been a director of the Company since 2000. Mr. Ballmer has headed several Microsoft divisions during the past 26 years, including operations, operating systems development, and sales and support. In July 1998, he was promoted to President, a role that gave him day-to-day responsibility for running Microsoft. He was named Chief Executive Officer in January 2000, assuming full management responsibility for the Company.

1 / MSFT	2006 PROXY STATEMENT

James I. Cash Jr., Ph.D., 58, has been a director of the Company since 2001. Dr. Cash is formerly The James E. Robison Professor of Business Administration at Harvard Business School, where he also served as Senior Associate Dean and Chairman of HBS Publishing. Dr. Cash is also a member of the board of directors of The Chubb Corporation, General Electric Company, Phase Forward Incorporated, and Wal-Mart Stores, Inc.

Dina Dublon, 53, has been a director of the Company since 2005. From December 1998 until her retirement in September 2004, Ms. Dublon served as Executive Vice President and Chief Financial Officer of JPMorgan Chase. Ms. Dublon joined Chemical Bank’s capital markets group as a trainee on the trading floor in 1981. Prior to joining Chemical Bank, Ms. Dublon worked for the Harvard Business School and Bank Hapoalim in Israel. Ms. Dublon is also a member of the board of directors of Accenture Ltd. and PepsiCo, Inc.

Raymond V. Gilmartin, 65, has been a director of the Company since 2001. Mr. Gilmartin served as the Chairman of the Board, President, and Chief Executive Officer of Merck & Co., Inc. from 1994 to May 2005, when he relinquished those titles as part of the succession planning process leading up to his planned retirement in April 2006. In the interim, he served as Special Advisor to the Executive Committee of the Merck Board of Directors. Prior to joining Merck, Mr. Gilmartin was Chairman, President, and Chief Executive Officer of Becton Dickinson and Company. He joined that company in 1976 as Vice President, Corporate Planning, taking on positions of increasing responsibility over the next 18 years. In July 2006, Mr. Gilmartin joined the faculty of Harvard Business School as Professor of Management Practice teaching in the MBA program. Mr. Gilmartin also serves on the board of directors of General Mills, Inc.

David F. Marquardt, 57, has served as a director of the Company since 1981. Mr. Marquardt is a founding general partner of August Capital, a venture capital firm formed in 1995, and has been a general partner of various Technology Venture Investors entities, which are private venture capital limited partnerships, since August 1980. He is a director of Seagate Technology, Inc., and various privately-held companies.

Charles H. Noski, 54, has served as a director of the Company since 2003. From December 2003 to March 2005, Mr. Noski served as Corporate Vice President and Chief Financial Officer of Northrop Grumman Corporation and served as a director from November 2002 to May 2005. Mr. Noski joined AT&T in 1999 as Senior Executive Vice President and Chief Financial Officer and was named Vice Chairman of AT&T’s Board of Directors in 2002. Mr. Noski retired from AT&T upon the completion of its restructuring in November 2002. Prior to joining AT&T, Mr. Noski was President, Chief Operating Officer, and a member of the board of directors of Hughes Electronics Corporation, a publicly-traded subsidiary of General Motors Corporation in the satellite and wireless communications business. He is a member of the American Institute of Certified Public Accountants and Financial Executives International, and a past member of the Financial Accounting Standards Advisory Council. Mr. Noski is also a director of Air Products and Chemicals, Inc., and Morgan Stanley.

Dr. Helmut Panke, 60, has served as a director of the Company since 2003. Dr. Panke served as Chairman of the Board of Management of BMW Bayerische Motoren Werke AG from May 2002 through August 2006. From 1999 to 2002, he served as Member of the Board of Management for Finance. From 1996 to 1999, Dr. Panke was Member of the Board of Management for Human Resources and Information Technology. In his role as Chairman and Chief Executive Officer of BMW (US) Holding Corp. from 1993 to 1996, he was responsible for the company’s North American activities. He joined BMW in 1982. Dr. Panke is also a director of UBS AG.

Jon A. Shirley, 68, served as President and Chief Operating Officer of Microsoft from 1983 to 1990. He has been a director of the Company since 1983. Prior to joining Microsoft, Mr. Shirley was with Tandy Corporation in a variety of positions.

RETIRING DIRECTOR

Ann McLaughlin Korologos, 64, has been a director of the Company since 2000, and has announced her intention to retire from the Board as of the 2006 Annual Meeting. Mrs. Korologos serves as Chairman of the Board of Trustees of RAND Corporation, an international public policy research organization. Mrs. Korologos served as the United States Secretary of Labor from 1987 to 1989. She currently serves as a member of the board of directors of AMR Corporation (and its subsidiary, American Airlines), Harman International Industries, Inc., Host Hotels & Resorts, Inc. (formerly Host Marriott Corporation), and Kellogg Company.

2 / MSFT	2006 PROXY STATEMENT

NOMINATION OF DIRECTORS

The Governance and Nominating Committee annually reviews with the Board the applicable skills and characteristics required of Board nominees in the context of current Board composition and Company circumstances. In making its recommendations to the Board, the Governance and Nominating Committee considers, among other things, the qualifications of individual director candidates. The Committee retains any search firms and approves payment of their fees. The Governance and Nominating Committee works with the Board to determine the appropriate characteristics, skills, and experiences for the Board as a whole and its individual members with the objective of having a Board with diverse backgrounds and experience in business, education, and public service. Characteristics expected of all directors include independence, integrity, high personal and professional ethics, sound business judgment, and the ability and willingness to commit sufficient time to the Board. In evaluating the suitability of individual Board members, the Board takes into account many factors, including general understanding of marketing, finance, and other disciplines relevant to the success of a large publicly-traded company in today’s business environment; understanding of the Company’s business and technology; educational and professional background; personal accomplishment; and geographic, gender, age, and ethnic diversity. The Board evaluates each individual in the context of the Board as a whole, with the objective of recommending a group that can best perpetuate the success of the Company’s business and represent shareholder interests through the exercise of sound judgment using its diversity of experience. In determining whether to recommend a director for re-election, the Governance and Nominating Committee also considers the director’s past attendance at meetings, participation in and contributions to the activities of the Board, and the results of the most recent Board self-evaluation.

The Governance and Nominating Committee will consider shareholder recommendations for candidates for the Board. The name of any recommended candidate for director, together with a brief biographical sketch, a document indicating the candidate’s willingness to serve, if elected, and evidence of the nominating shareholder’s ownership of Company stock should be sent to the attention of the Deputy General Counsel, Finance and Operations, of the Company. If a shareholder wishes to formally nominate a candidate, he or she must follow the procedures described in Section 1.12 of the Company’s Bylaws.

DIRECTOR INDEPENDENCE

The Board of Directors has analyzed the independence of each director and nominee and has determined that the following directors meet the standards of independence under the Governance Guidelines and applicable NASDAQ Stock Market (“NASDAQ”) listing standards, including that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment: Messrs. Cash, Gilmartin, Marquardt, Noski, Panke, and Shirley; and Mmes. Dublon and Korologos.

INFORMATION ABOUT THE BOARD AND ITS COMMITTEES

The Microsoft Corporation Corporate Governance Guidelines and the charters of the five committees of the Board of Directors describe the governance practices the Company follows. The Governance Guidelines and charters are intended to ensure that the Board has the necessary authority and practices in place to review and evaluate the Company’s business operations and to make decisions that are independent of the Company’s management. The Governance Guidelines also are intended to align the interests of directors and management with those of Microsoft’s shareholders. The Governance Guidelines establish the practices the Board follows with respect to board composition and selection, board meetings and involvement of senior management, chief executive officer performance evaluation, succession planning, board committees, and director compensation. The Board annually conducts a self-evaluation to assess compliance with the Governance Guidelines and identify opportunities to improve Board performance.

3 / MSFT	2006 PROXY STATEMENT

The Governance Guidelines and committee charters are reviewed periodically and updated as necessary to reflect changes in regulatory requirements and evolving oversight practices. The Governance Guidelines comply with corporate governance requirements contained in both the NASDAQ and New York Stock Exchange listing standards and make other enhancements to the Company’s corporate governance policies, including creating the role of lead independent director. The chair of the Governance and Nominating Committee serves as the lead independent director. The lead independent director is responsible for coordinating the activities of the independent directors, coordinating with the chief executive officer to set the agenda for Board meetings, chairing meetings of the independent directors, and leading the Board’s review of the chief executive officer. If you would like additional information about Microsoft’s corporate governance practices, the following documents may be viewed at http://www.microsoft.com/about/companyinformation/corporategovernance/default.mspx and are available in print to our shareholders by writing to our Corporate Secretary at Microsoft Corporation, One Microsoft Way, Redmond, WA 98052-6399:

•	Corporate Governance Guidelines
•	Antitrust Compliance Committee Charter
•	Audit Committee Charter (also attached as Exhibit 1 to this Proxy Statement)
•	Compensation Committee Charter
•	Finance Committee Charter
•	Governance and Nominating Committee Charter
•	Amended and Restated Articles of Incorporation
•	Bylaws of Microsoft Corporation
•	Microsoft Finance Code of Professional Conduct
•	Microsoft Standards of Business Conduct

The Board of Directors holds regularly scheduled quarterly meetings. Typically, committee meetings occur the day prior to the board meeting. One quarter each year, the committee and board meetings occur on a single day so that the evening and following day can be devoted to presentations and discussions with senior management about long-term Company strategy as part of the Board’s annual retreat. In addition to the quarterly meetings, typically there are two other regularly scheduled meetings and several special meetings each year. At each quarterly board meeting, time is set aside for the independent directors to meet without management present. The Board of Directors met nine times during fiscal year 2006. All directors attended 75% or more of the Board meetings and meetings of the committees on which they served during the last fiscal year. Directors are encouraged to attend the Annual Meeting of Shareholders. Four directors attended the 2005 Annual Meeting.

The Board has five committees: an Audit Committee, a Compensation Committee, a Finance Committee, a Governance and Nominating Committee, and an Antitrust Compliance Committee. The table below provides current membership and fiscal year 2006 meeting information for each of the Board committees. Committee memberships changed during the fiscal year. In November 2005, Ms. Dublon became a member of the Finance Committee.

Name	Audit	Compensation	Finance	Governance & Nominating	Antitrust Compliance
Mr. Gates
Mr. Ballmer
Dr. Cash	X	X			X*
Ms. Dublon	X		X
Mr. Gilmartin				X*	X
Mrs. Korologos		X*			X
Mr. Marquardt			X	X
Mr. Noski	X*		X
Dr. Panke		X
Mr. Shirley			X*

Total meetings in fiscal year 2006	9	5	4	4	4

*	Committee Chairperson

4 / MSFT	2006 PROXY STATEMENT

Below is a description of each committee of the Board of Directors. Each of the committees has authority to engage legal counsel or other advisors or consultants as it deems appropriate to carry out its responsibilities. The Board of Directors has determined that each member of each committee meets the standards of independence under the Governance Guidelines and applicable NASDAQ listing standards, including that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment.

Audit Committee.    The Audit Committee assists the Board of Directors in its oversight of the quality and integrity of the accounting, auditing, and reporting practices of the Company. The Audit Committee’s role includes overseeing the work of the Company’s internal accounting and financial reporting and internal auditing processes and discussing with management the Company’s processes to manage business and financial risk, and for compliance with significant applicable legal, ethical, and regulatory requirements. The Audit Committee is responsible for the appointment, compensation, retention, and oversight of the independent auditor engaged to prepare or issue audit reports on the Company’s financial statements and internal control over financial reporting. The Audit Committee relies on the expertise and knowledge of management, the internal auditors, and the independent auditor in carrying out its oversight responsibilities. The Committee’s specific responsibilities are delineated in the Audit Committee Responsibilities Calendar accompanying the Audit Committee Charter. The Charter and Responsibilities Calendar, as amended and restated effective July 1, 2006, are attached as Exhibit 1 to this Proxy Statement. The Board of Directors has determined that each Audit Committee member has sufficient knowledge in financial and auditing matters to serve on the Committee. In addition, the Board has determined that each of Dina Dublon and Charles H. Noski is an “audit committee financial expert” as defined by Securities and Exchange Commission (“SEC”) rules.

Compensation Committee.    The primary responsibilities of the Compensation Committee are: (a) assist the Board in establishing the annual goals and objectives of the chief executive officer; (b) recommend to the independent members of the Board the compensation of the chief executive officer; (c) oversee the performance evaluation of the Company’s other executive officers and approve their compensation; (d) oversee and advise the Board on the adoption of policies that govern the Company’s compensation programs; (e) oversee the Company’s administration of its equity-based compensation and other benefit plans; and (f) approve grants of equity compensation awards under the Company’s stock plan. The Compensation Committee periodically reviews the compensation paid to non-employee directors, and makes recommendations to the Board for any adjustments. The Compensation Committee’s role includes producing the report on executive compensation required by SEC rules. The Compensation Committee Charter describes the specific responsibilities and functions of the Compensation Committee.

Finance Committee.    The Finance Committee is responsible for overseeing and making recommendations to the Board about the financial affairs and policies of the Company including: (a) policies relating to the Company’s cash flow, cash management, and working capital, shareholder dividends and distributions, and share repurchases and investments; (b) financial strategies; (c) policies for managing financial risk; (d) tax planning and compliance; and (e) proposed mergers, acquisitions, divestitures, and strategic investments. The Finance Committee’s role includes designating officers and employees who can execute documents and act on behalf of the Company in the ordinary course of business under previously approved banking, borrowing, and other financing agreements. The Finance Committee Charter describes the specific responsibilities and functions of the Finance Committee.

Governance and Nominating Committee.    The principal responsibilities of the Governance and Nominating Committee are to: (a) determine the slate of director nominees for election to the Company’s Board of Directors; (b) identify and recommend candidates to fill vacancies occurring between annual shareholder meetings; (c) review the composition of Board committees; (d) monitor compliance with, review, and recommend changes to the Company’s Corporate Governance Guidelines; and (e) review the Company’s policies and programs that relate to matters of corporate responsibility, including public issues of significance to the Company and its stakeholders. In addition, the Chair of the Governance and Nominating Committee acts as the lead independent director and is responsible for leading the Board of Directors’ annual review of the chief executive officer’s performance. The Governance and Nominating Committee regularly reviews the charters of Board committees and, after consultation with the respective committee chairs, makes recommendations, if necessary, about changes to the charters. The Governance and Nominating Committee Charter describes the specific responsibilities and functions of the Governance and Nominating Committee.

5 / MSFT	2006 PROXY STATEMENT

Antitrust Compliance Committee.    The Antitrust Compliance Committee oversees the performance of the Compliance Officer, who is charged under the Final Judgment entered by the District Court for the District of Columbia in State of New York et al. v. Microsoft Corp., No. 98-1232 (the “Final Judgment”) with developing and supervising Microsoft’s internal programs and processes to ensure compliance with antitrust laws and the Final Judgment. The Compliance Officer reports directly to the Antitrust Compliance Committee and the Chief Executive Officer, and may be removed by the Chief Executive Officer only with the concurrence of the Committee. The specific responsibilities in carrying out the Antitrust Compliance Committee’s oversight role are delineated in the Antitrust Compliance Committee Responsibilities Checklist attached to the Antitrust Compliance Committee Charter. The Compliance Officer is required to maintain a record of complaints received and actions taken by the Company with respect to them and to report credible evidence of violations of the Final Judgment to the Final Judgment plaintiffs. The Antitrust Compliance Committee receives regular reports from the Compliance Officer about existing and planned internal compliance programs and processes, complaints received and the Company’s response to them, and violations reported to the Final Judgment plaintiffs. In addition, the Antitrust Compliance Committee receives reports from the General Counsel and from other members of management about compliance with the Final Judgment and about other issues that may arise concerning the Company’s compliance with antitrust and competition laws. The Antitrust Compliance Committee can authorize further inquiries into matters reported to it for the purpose of ensuring the adequacy of the Company’s processes and programs for fulfilling its obligations under the Final Judgment and antitrust laws. The Antitrust Compliance Committee provides guidance to the Compliance Officer and to management and reports regularly to the Board of Directors.

Director Compensation.    Messrs. Gates and Ballmer receive no compensation for serving as directors, except that they, like all directors, are eligible to receive reimbursement of any expenses incurred in attending Board and committee meetings. During fiscal year 2006, each director, other than Messrs. Gates and Ballmer, received compensation for serving on the Board of Directors and committees of the Board as follows:

•	A total annual retainer of $200,000 per year with $120,000 of the retainer provided in the form of a stock award under the Amended and Restated 1999 Stock Plan for Non-Employee Directors.
•	Annual retainer of $10,000 for chairs of Board committees.
•	Annual retainer of $10,000 for members of the Audit Committee.
•	Reimbursement of reasonable expenses incurred in connection with board-related activities.

Payment of the annual retainer is contingent on service on the date the annual retainer is approved by the Board, typically in January of each year.

Non-employee members of the Board may elect to defer receipt of part or all of their annual equity retainer, and to defer and convert to equity part or all of their annual cash retainer, under the Company’s Deferred Compensation Plan for Non-Employee Directors. Under this Plan amounts deferred by non-employee directors are maintained in bookkeeping accounts that are deemed invested in Company common stock, and dividends paid on Company common stock are deemed to be invested in Company common stock. Accounts in the Plan are distributed in the form of Company common stock as elected by the by the non-employee director, with payments either in installments commencing upon separation from Board service or in a lump sum paid no later than the fifth anniversary after separation from Board service.

6 / MSFT	2006 PROXY STATEMENT

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (1)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)
James I. Cash, Jr.	100,000	120,000	—
Dina Dublon	90,000	120,000	—
Raymond V. Gilmartin	90,000	120,000	—
Ann McLaughlin Korologos	90,000	120,000	—
David F. Marquardt	80,000	120,000	—
Charles H. Noski	100,000	120,000	—
Helmut Panke	80,000	120,000	—
Jon A. Shirley	90,000	120,000	—

(1)	Any director who does not defer receipt of the equity portion of his or her retainer under the Deferred Compensation Plan for Non-Employee Directors is credited with a whole number of shares and does not receive any fractional share that may be required to reflect the exact $120,000 in value. In that event the cash portion such director’s retainer is increased by the value of that fractional share that is not credited. Because any such adjustment is insignificant, we do not reflect it in the table above.

In addition, to assist directors in developing an in-depth understanding of the Company’s business and products, and to facilitate the efficient operation of the Board through the use of computing devices that feature Microsoft software, directors are provided with a Tablet PC for their use while they serve on the Board. Each year, directors also may receive an additional personal computing device and a game or media player device, each with associated peripherals, and Microsoft software and subscription services with an aggregate value of less than $10,000.

Shareholder Communications to the Board

Shareholders may contact an individual director, the lead independent director, the Board as a group, or a specified Board committee or group, including the non-employee directors as a group, by the following means:

Mail:	Attn:Board of Directors
Microsoft Corporation
One Microsoft Way
Redmond,WA 98052-6399

Email:	askboard@microsoft.com

Each communication should specify the applicable addressee or addressees to be contacted as well as the general topic of the communication. The Company will initially receive and process communications before forwarding them to the addressee. Communications may also be referred to other departments in the Company. The Company generally will not forward to the directors a shareholder communication that is primarily commercial in nature, relates to an improper or irrelevant topic, or requests general information about the Company.

Concerns about accounting or auditing matters or possible violations of the Microsoft Standards of Business Conduct should be reported pursuant to the procedures outlined in the Standards of Business Conduct, which are available on the Company’s website at www.microsoft.com/mscorp/legal/buscond.

7 / MSFT	2006 PROXY STATEMENT

INFORMATION REGARDING BENEFICIAL OWNERSHIP

OF PRINCIPAL SHAREHOLDERS, DIRECTORS, AND MANAGEMENT

The following table sets forth, as of September 8, 2006, information regarding the beneficial ownership of the Company’s common shares by all directors, the Company’s Chief Executive Officer and the four other highest paid executive officers (collectively, the “Named Executive Officers”), and the directors and all executive officers as a group.

Names	Amount and Nature of Beneficial Ownership of Common Shares as of 9/8/2006(1)		Percent of Class
William H. Gates III	957,499,336	(2)(3)	9.73%
Steven A. Ballmer	408,252,990		4.15%
James I. Cash Jr.	69,887	(4)	*
Dina Dublon	5,094	(5)	*
Raymond V. Gilmartin	67,687	(6)	*
Ann McLaughlin Korologos	99,020	(7)	*
David F. Marquardt	2,241,559	(8)	*
Charles H. Noski	15,586	(9)	*
Helmut Panke	7,489		*
Jon A. Shirley	2,101,467	(10)	*
Kevin R. Johnson	1,137,897	(11)	*
Jeffrey S. Raikes	14,790,488	(12)	*
Brian Kevin Turner	137,291		*
Executive Officers and Directors as a group (18 persons)	1,393,338,154	(13)	14.13%

*	Less than 1%
(1)	Beneficial ownership represents sole voting and investment power. To the Company’s knowledge, Mr. Gates was the only shareholder who beneficially owned more than 5% of the outstanding common shares as of September 8, 2006.
(2)	The business address for Mr. Gates is: Microsoft Corporation, One Microsoft Way, Redmond, Washington 98052.
(3)	Excludes 425,066 shares held by Mr. Gates’ wife, as to which he disclaims beneficial ownership.
(4)	Includes 61,110 options to purchase Company stock exercisable within sixty days of September 8, 2006 (“Vested Options”), and excludes 200 shares held in an account for the benefit of Dr. Cash’s nephew, as to which he disclaims beneficial ownership.
(5)	Includes 4,294 shares representing deferred equity.
(6)	Includes 61,110 Vested Options, and excludes 1,200 shares held by Mr. Gilmartin’s wife, as to which he disclaims beneficial ownership.
(7)	Includes 94,443 Vested Options.
(8)	Includes 183,331 Vested Options.
(9)	Includes 7,873 shares of deferred equity and 1,400 shares held in trusts for two of Mr. Noski’s minor children.
(10)	Includes 94,443 Vested Options.
(11)	Includes 966,667 Vested Options.
(12)	Includes 9,972,221 Vested Options.
(13)	Includes 17,355,103 Vested Options and 12,167 shares representing deferred equity.

8 / MSFT	2006 PROXY STATEMENT

INFORMATION REGARDING EXECUTIVE OFFICER COMPENSATION

On September 20, 2005, the Company announced that Kevin R. Johnson was appointed as a Co-President of the Platforms & Services Division, Jeffrey S. Raikes was appointed President of the Microsoft Business Division, and Robbie Bach was appointed President of the Entertainment & Devices Division.

The following table discloses compensation received by the Named Executive Officers for the three fiscal years ended June 30, 2006.

SUMMARY COMPENSATION TABLE

		Annual Compensation		Long-Term Compensation Awards
Name and Principal Position	Year	Salary	Bonus(1)	Restricted Stock Award(s)($)		Securities Underlying Options (#)	All Other Compensation(2)(3)
Steven A. Ballmer	2006	$616,667	$350,000	–		–	$9,482
Chief Executive Officer; Director	2005	600,000	400,000	–		–	9,073
	2004	591,667	310,000	–		–	8,937

William H. Gates III	2006	616,667	350,000	–		–	2,112
Chairman; Director	2005	600,000	400,000	–		–	2,469
	2004	591,667	310,000	–		–	2,787

Kevin R. Johnson	2006	595,000	500,000	–		–	1,089,825	(4)
Co-President, Platforms & Services Division; Group Vice President	2005	502,386	550,000	–		–	8,983
	2004	480,336	435,000	–		–	1,046,007	(4)

Jeffrey S. Raikes	2006	595,000	500,000	–		–	8,006
President, Microsoft Business Division; Group Vice President	2005	570,000	475,000	–		–	7,810
	2004	562,500	400,000	–		–	7,758

Brian Kevin Turner	2006	464,205	375,000	$8,227,000	(5)	–	7,096,671	(6)
Chief Operating Officer	2005	–	–	–		–	–
	2004	–	–	–		–	–

(1)	The amounts disclosed in the Bonus column were all awarded under the Company’s executive bonus program.
(2)	Except as indicated in Notes 3 and 4, the amounts disclosed in the All Other Compensation column consist of Company contributions under the Company’s 401(k) plan and the value of cash and benefits and imputed income received under the Company’s broad-based flexible benefits program, as follows. Mr. Ballmer: 401(k) matching contributions of $6,600 for 2006; $6,300 for 2005, and $6,150 for 2004; flexible benefits of $2,882 for 2006; $2,773 for 2005, and $2,787 for 2004. Mr. Gates: flexible benefits of $2,112 for 2006; $2,469 for 2005, and $2,787 for 2004. Mr. Johnson: 401(k) matching contributions of $6,600 for 2006; $6,300 for 2005, and $6,420 for 2004; flexible benefits of $2,738 for 2006; $2,683 for 2005, and $3,238 for 2004. Mr. Raikes: 401(k) matching contributions of $6,600 for 2006; $6,300 for 2005, and $6,150 for 2004; flexible benefits of $1,406 for 2006; $1,510 for 2005, and $1,608 for 2004. Mr. Turner: 401(k) matching contributions of $11,976 for 2006; flexible benefits of $2,137 for 2006.
(3)	These amounts do not include expenditures by the Company in connection with personal security arrangements made for executive officers when deemed advisable by the Company, which amounts were less than $50,000 for any executive officer.
(4)	Mr. Johnson participated in the Company’s stock option transfer program that was completed in December 2003. He transferred 2,404,000 stock options in the program. He received one-third of the total payment for the transferred options in fiscal year 2004, and the second one-third installment (plus interest) in fiscal year 2006. He will receive the final one-third (plus interest) after November 12, 2006, provided the executive remains continuously employed through that date. As a result, in addition to the amounts reported in Note 2, he received $1,036,349 in fiscal year 2004 under the stock option transfer program and $1,080,229 in fiscal year 2006.
(5)	To replace equity compensation Mr. Turner forfeited upon leaving his previous employer, Mr. Turner received a stock award for 320,000 shares of Microsoft common stock, of which 25% will vest on September 1, 2008, 25% on September 1, 2010, and 50% upon retirement from the company at age sixty or older.
(6)	Includes $7,000,000 new hire signing bonus and $82,557 for relocation reimbursement. If Mr. Turner leaves the Company voluntarily or due to termination for cause after completing 12 months but before completing 24 months of employment, $4,700,000 of the on-hire payment must be returned to Microsoft. If he leaves the company voluntarily or due to termination for cause after completing 24 months but before completing 36 months of employment, $2,300,000 of the on-hire payment must be returned to Microsoft.

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OPTION GRANTS IN LAST FISCAL YEAR

No stock options were granted to any of the Named Executive Officers during fiscal year 2006.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

The following table provides information on option exercises in fiscal year 2006 by the Named Executive Officers and the value of their unexercised options at June 30, 2006.

	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at Fiscal Year-End (#)		Value of Unexercised In-the- Money Options at Fiscal Year-End ($)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable

Steven A. Ballmer	–	–	–	–	–	–
William H. Gates III	–	–	–	–	–	–
Kevin R. Johnson			416,667	250,001	9,708,317	5,825,023
Jeffrey S. Raikes	–	–	902,778	541,667	21,034,704	12,620,841
Brian Kevin Turner	–	–	–	–	–	–

LONG-TERM INCENTIVE PLANS — AWARDS IN LAST FISCAL YEAR

Name	Number of Shares, Units or other Rights (#)	Performance or Other Period until Maturation or Payout	Target (#)	Maximum (#)

Steven A. Ballmer	–	–	–	–
William H. Gates III	–	–	–	–
Kevin R. Johnson	–	–	–	–
Jeffrey S. Raikes	–	–	–	–
Brian Kevin Turner	624,000	1/1/04 - 6/30/06	624,000	936,000

Mr. Turner received the award listed above under the Company’s shared performance stock awards (“SPSA”) program upon hire in September 2005. The SPSA program covering fiscal years 2004-2006 was designed to focus our top leaders on shared business goals to guide our long-term growth and address our biggest challenges by rewarding participants based on growth in customer satisfaction, unit volumes of our Windows products, usage of our developer tools, and desktop application deployment over a multi-year performance period. Metrics were developed to measure performance in each of these areas. For the Named Executive Officers, the performance period was the two-and-one-half year period ended June 30, 2006.

At the beginning of the performance period, the Compensation Committee established objective performance targets for each metric and each executive received a target SPSA award. At the end of the performance period, the performance for the metric was measured against the metric target resulting in a percentage score ranging from 0% if the minimum performance level wasn’t achieved to 150% for maximum performance, in increments of 25%. The performance index, consisting of the weighted average of these percentage scores, was multiplied by a participant’s target SPSA award to determine the actual SPSA award for the participant.

The 2004-2006 SPSA performance period ended June 30, 2006. The performance index for the current Named Executive Officers resulted in a payout that was 101% of the original SPSA target awards. One-third of the SPSA shares vested on August 31, 2006, and the remaining two-thirds will vest in equal increments on August 31, 2007 and September 1, 2008, subject to continued employment. SPSA awards are subject to forfeiture if the executive’s employment terminates before the end of the performance period for any reason other than disability or death. Similarly, unpaid amounts are forfeited if the executive’s employment terminates prior to the payment date for any reason other than disability, death, or retirement. The shares granted to our Named Executive Officers were designed to qualify as performance-based pay under Internal Revenue Code Section 162(m) and, therefore, to be deductible for federal income tax purposes.

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CHANGE IN CONTROL AND SEVERANCE ARRANGEMENTS

The Company does not have change of control arrangements for its Named Executive Officers. Named Executive Officers may be eligible for severance under the Company’s severance plan, which provides up to 32 weeks of base salary upon involuntary termination in certain circumstances.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

All members of the Compensation Committee during fiscal year 2006 were independent directors, and no member was an employee or former employee. No Compensation Committee member had any relationship requiring disclosure under “Certain Relationships and Related Transactions,” beginning on page 16. During fiscal year 2006, none of our executive officers served on the compensation committee (or its equivalent) or board of directors of another entity whose executive officer(s) served on our Compensation Committee.

REPORT OF THE MICROSOFT CORPORATION BOARD OF DIRECTORS COMPENSATION COMMITTEE

Role and Composition of the Committee

The Compensation Committee discharges the Board’s responsibilities relating to compensation of the Company’s executive officers, including reviewing the competitiveness of executive compensation programs, evaluating the performance of the Company’s executive officers, and approving their annual compensation and equity awards. The Committee also assists the Board in establishing chief executive officer (“CEO”) annual goals and objectives and, after considering the results of the CEO performance review conducted by the Governance and Nominating Committee, recommends CEO compensation to the other independent Board members for approval. The specific responsibilities and functions of the Compensation Committee are delineated in the Compensation Committee Charter.

The Compensation Committee has three members. Each Committee member meets the independence requirements established by NASDAQ or, if higher, the New York Stock Exchange, as prescribed by the Company’s Corporate Governance Guidelines and the Committee’s Charter.

Under the Corporate Governance Guidelines and its Charter, the Compensation Committee has the authority to retain outside advisors to assist it in carrying out its duties and responsibilities. In accordance with this authority, the Committee has retained Michael J. Halloran, Worldwide Partner, Mercer Human Resource Consulting as an external consultant to provide insight and advice on matters including market place trends in executive compensation, proposals for compensation programs, and other topics as the Committee deems appropriate. Mr. Halloran is directly accountable to the Committee. He does not provide any other services for the Company; however, Mercer Human Resources Consulting does advise the Company on other matters. Microsoft’s Compensation and Benefits group in the Human Resources Department also supports the Committee.

Compensation Philosophy and Practice

The Company operates in a highly competitive and rapidly changing industry. The key objectives of the Company’s executive compensation programs are to attract, motivate, and retain executives who drive Microsoft’s success and industry leadership. The Company achieves these objectives through a compensation philosophy that provides employees with a distinctive overall compensation package. Outstanding performers have the opportunity to earn very competitive compensation over the long-term through a pay-for-performance approach. The programs are designed to:

•	Provide executives with competitive cash and stock compensation with a significant portion of total compensation at risk, tied both to near-term individual performance and longer term Company performance as well as to the creation of shareholder value.
•	Differentiate strongly within the organization so that Microsoft’s best performers receive a highly competitive compensation package.
•	Encourage executives to act as owners with an equity stake in the Company.

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Components of Executive Compensation

The components of the compensation program for executive officers are described below. Generally, compensation is substantially weighted towards equity compensation, and in particular towards performance based compensation. For our executives, salary and bonus generally constitute 15% to 40%, and equity compensation generally constitutes 60% to 85%, of total compensation. For our executives, the bonus and shared performance stock awards (“SPSA”) generally constitute 65% to 90% of total compensation. For executives and other senior leaders, the proportion of compensation provided by equity and the proportion of total compensation at risk increases with responsibility.

Base Salary.    Base salaries are determined based on a variety of factors, including the executive’s scope of responsibilities, a market competitive assessment of similar roles at other companies, and a comparison of salaries paid to peers within the Company. Base salaries are set at levels that allow the Company to attract and retain superior leaders that will enable the Company to deliver on its business goals. Base salaries are reviewed once each year and may be adjusted after considering the above factors.

The CEO will make recommendations for base salaries for each executive officer, excluding the Chairman and CEO. When setting the base salaries for executive officers, excluding the Chairman and CEO, the Committee considers recommendations from the CEO and makes a final determination based on the factors listed above and the executive officer’s performance during the year.

Bonus.    Executives have the opportunity to earn a bonus up to a maximum of 120% of their base salary. Bonuses are determined based on a combination of qualitative and quantitative measures, the details of which are established annually for each executive as performance “commitments.” The commitments used to determine bonuses will vary for each executive based on his/her responsibilities and may include financial or strategic measures, including but not limited to: revenue, profitability, innovation, product development and implementation, quality, customer satisfaction, or developer community satisfaction. Individual bonus awards reflect the individual’s performance compared to his/her performance-based commitments for the year.

The CEO will make recommendations for bonus payments for each executive officer, excluding the Chairman and CEO. When determining the bonuses for executive officers, excluding the Chairman and CEO, the Committee considers recommendations from the CEO and makes a final determination based on the performance of the executive and the division or group that he/she leads relative to the performance-based commitments.

Stock-based Incentives

Stock Awards.    Under Microsoft’s equity compensation program, executives are eligible to receive grants of stock awards on an annual basis. A stock award is a right to receive Microsoft common shares over a vesting period. Upon vesting, employees receive Microsoft common shares that they own outright. We believe stock awards are a better way than stock options to provide significant equity compensation to employees that provides more predictable long-term rewards, and aligns the interests of the executive with those of our shareholders. The Committee reviews the stock award guidelines each year, including the maximum guidelines. The stock award guidelines vary by the level of responsibility of the executive. Managers review and recommend stock awards based on an executive’s expected future contributions and past performance. Prior to vesting of Stock Awards, executives do not have any right to vote or receive dividends on the shares underlying the award.

The Committee reviews and approves all stock awards issued as part of the annual employee performance review.

We do not grant regular stock awards to our most senior executives (approximately 15 individuals), as we believe their equity compensation should be tied to the performance of the Company through the shared performance stock awards described in the next paragraph.

Shared Performance Stock Awards.    Executives also receive grants under the Company’s SPSA program, a long-term incentive program for executives and other senior leaders under which a significant portion of stock-based compensation depends on achievement of weighted performance measures. The size of an executive’s SPSA target grant is based on the executive’s level and role assessed against long-term compensation data for competitive positions. Within the Company’s compensation programs, the most heavily weighted component of compensation is the SPSAs,

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which is closely linked to the performance of the Company. The SPSA program is an effective compensation component in that: a) the number of shares received depends on performance against key business metrics, b) retention of executives is enhanced by having a large percentage of total compensation derived from SPSA and the multi-year vesting schedule, and c) the program aligns with our shareholder’s long term interests through the performance metrics and value that changes with share price. Messrs. Gates and Ballmer do not participate in the SPSA program.

Fiscal Years 2004-2006 SPSA

The Company initiated the SPSA program in fiscal year 2004. The initial SPSA performance period ended June 30, 2006. The Company made target SPSA awards to eligible executives at the beginning of the period, and to other executives hired during the performance period. The actual number of shares granted for the three-year performance period was based on a performance index determined by the Company’s performance against objective metrics for customer satisfaction, unit volumes of Windows products, usage of Microsoft’s developer tools, and desktop application deployment. The Company exceeded the target in one metric, reached the target in two others, and performed below the target in the fourth. The weighted performance index resulted in a payout that was 101% of the original SPSA target awards. One-third of the SPSA shares vested on August 31, 2006, and the remaining two-thirds will vest in equal increments on August 31, 2007 and September 1, 2008, subject to continued employment. The shares granted to our Named Executive Officers were designed to qualify as performance-based pay under Internal Revenue Code Section 162(m) and, therefore, to be deductible for federal income tax purposes.

Additional details about the fiscal year 2004-2006 SPSA program and the grants made in fiscal year 2006 to the Named Executive Officers for the fiscal year 2004-2006 performance period are provided on page 10. In fiscal year 2006, SPSA grants were made only to newly-hired executives and in conjunction with employment related changes such as promotions. Prior to vesting, executives do not have any right to vote or receive dividends on shares underlying an SPSA.

Fiscal Year 2007 SPSA

The Company will continue the SPSA program in fiscal year 2007. The performance period will be one year. The use of a one-year performance period allows the Company the flexibility to adjust performance measures so we can respond to changing market and business dynamics and align executive compensation with the Company’s key priorities. While the change provides additional flexibility, we expect there to be some consistency from year to year in the types of measures used. At the end of the performance period, the actual number of shares of stock subject to an award will be determined by multiplying the target by a percentage ranging from 0% to 150%. The percentage will be determined based on the performance of the Company against weighted objective metrics for customer satisfaction, unit volumes for Windows and Office products, usage of developer tools and platforms, growth in online services, and certain divisional goals, including revenue and profitability. Certain executives, excluding the Named Executive Officers, are eligible to receive additional shares under the SPSA program based on individual performance and contribution. Each stock award is equivalent to one share of Microsoft common stock. Shares of stock will vest and be issued in four equal increments following the end of the performance period and annually over the following three years, subject to continued employment.

The CEO will make recommendations for SPSA target awards for each executive officer, excluding the Chairman and CEO. When setting the SPSA target awards, the Committee considers recommendations from the CEO and makes a final determination based on the executive’s scope of responsibilities, pay relative to other executives, and a market competitive assessment of similar roles at other companies.

Executive Benefits

In fiscal year 2006, Microsoft’s executives were eligible for the same level and offering of benefits made available to other employees, including the Company’s 401(k) Plan and welfare benefit programs. In addition to the standard benefits offered to all employees, Microsoft maintains a non-qualified deferred compensation plan. Effective January 1, 2006, Microsoft modified the non-qualified deferred compensation plan by expanding eligibility and allowing participants the opportunity to defer base salary, bonus income, and certain cash payments related to the initiation of employment. Microsoft does not contribute to the non-qualified deferred compensation plan and participation is voluntary.

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Effective July 2006, Microsoft revised the terms and conditions of its stock award programs to include a retirement component. Certain stock awards, including stock awards and SPSAs granted on-hire or at annual review to employees more than one year prior to termination of employment, will continue vesting when the recipient retires at the earlier of (a) age 65, or (b) age 55 with 15 years of service, in countries where this is legally permissible. Prior to the addition of this provision, stock awards were forfeited at retirement. The Committee believes that the addition of this provision is an appropriate way to incentivize and reward long-term service. All employees who meet the retirement criteria (not just executives) are eligible for the continuation of vesting.

How Executive Pay Levels are Determined

Microsoft participates in executive compensation benchmarking surveys that provide summarized data on levels of base salary, target annual incentives, and stock-based and other long-term incentives. These surveys also provide benchmark information on compensation practices such as the prevalence of types of compensation plans and the proportion of the types of pay components as part of the total compensation package. These surveys are supplemented by other publicly available information and input from compensation consultants on other factors such as recent market trends. The entire comparison group includes approximately 40 companies across the information technology sector and large market capitalization U.S. companies with whom Microsoft competes for executive talent. Some of the companies that are included in the comparison group are Adobe, Amazon, American Express, Apple, Boeing, Cisco, Coca-Cola, ExxonMobil, General Electric, Google, Hewlett Packard, International Business Machines, Intel, Oracle, Sun Microsystems, and Wal-Mart. The Committee uses tally sheets that ascribe dollar amounts to the components of executive officer compensation, including salary, bonus, stock awards, SPSAs, and executive benefits. Information about the Company’s severance arrangements is provided on page 11. Messrs. Gates and Ballmer do not receive equity-based pay from the Company because they already own a significant amount of Company stock.

How Microsoft’s Use of Stock-Based Awards is Determined

As described above, in fiscal year 2006 the Company’s compensation and retention strategy included the use of stock awards and SPSAs. The level of usage was determined based on factors such as compensation levels at comparison companies relative to Microsoft’s target total compensation levels and the desired mix of cash and equity pay. Each year, the Committee and management determine the appropriate usage, balancing these factors against the projected needs of the business as well as financial considerations, including the projected impact on shareholder dilution. The Company emphasizes differentiation in executive stock compensation and in the broad-based stock award program.

Executive Compensation Recovery Policy

The Committee has adopted an executive compensation recovery policy applicable to executive officers and the principal accounting officer. Under this policy, the Company may recover incentive income that was based on achievement of quantitative performance targets if an executive officer engaged in intentional misconduct that resulted in an increase in his or her incentive income. Incentive income includes income related to annual bonuses and SPSAs.

Compensation for the Chairman and Chief Executive Officer

The independent members of the Board approve the compensation of William H. Gates III, Chairman and Steven A. Ballmer, Chief Executive Officer. The Committee recommends salary and bonus amounts to the Board. The compensation of Messrs. Ballmer and Gates reflects their status as significant shareholders of the Company. Their salaries and total compensation are significantly below competitive levels for the information technology industry and large market capitalization U.S. companies. The average CEO salary and bonus for the comparison group the Company uses were $1.329 million in base salary and $3.216 million in bonus. Messrs. Gates and Ballmer do not participate in the Company’s equity compensation program. They are eligible for an annual bonus of up to 120% of their salary based on a review of performance against objectives for the year. As the leaders of the Company, they are focused on building long-term success, and as significant shareholders in the Company, their personal wealth is tied directly to sustained increases in the Company’s value.

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Mr. Ballmer’s bonus was determined by the independent members of the Board based on an evaluation of his performance against his annual objectives including achievement of revenue and profit plans, achievement of major product development objectives, progress in improving the number and satisfaction of Company customers, progress in business growth initiatives, and development of senior leadership. The Summary Compensation Table sets forth all compensation received by Mr. Ballmer during fiscal years 2004, 2005, and 2006. There is no Company-sponsored retirement program for Mr. Ballmer other than the Company’s 401(k) program, and he receives no benefits or perquisites from the Company other than the general Company benefits described above. Mr. Ballmer does not have a change of control arrangement. He may be eligible for severance under the Company’s general severance plan, which provides up to 32 weeks of base salary upon involuntary termination in certain circumstances.

Tax Deductibility under Section 162(m)

Under Section 162(m) of the Internal Revenue Code, the Company may not be able to deduct certain forms of compensation in excess of $1,000,000 paid to any of the Named Executive Officers that are employed by the Company at year-end. The Committee believes that it is generally in the Company’s best interests to satisfy the requirements for deductibility under Section 162(m). Accordingly, the Committee has taken appropriate actions, to the extent it believes feasible, to preserve the deductibility of annual incentive and long-term performance awards. However, notwithstanding this general policy, the Committee also believes there may be circumstances in which the Company’s interests are best served by maintaining flexibility in the way compensation is provided, whether or not compensation is fully deductible under Section 162(m).

COMPENSATION COMMITTEE

Ann McLaughlin Korologos (Chair)

James I. Cash, Jr.

Helmut Panke

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PERFORMANCE GRAPH

The chart below compares the five-year cumulative total return, assuming the reinvestment of dividends, on Microsoft common stock with that of the S&P 500 Index and the NASDAQ Computer Index. This graph assumes $100 was invested on June 30, 2001, in each of Microsoft common stock, the S&P 500 companies, and the companies in the NASDAQ Computer Index.

Note: Microsoft management cautions that the stock price performance shown in the graph below should not be considered indicative of potential future stock price performance.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN

AMONG MICROSOFT CORPORATION, THE S&P 500 INDEX

AND THE NASDAQ COMPUTER INDEX

	Cumulative Total Return
	6/01	6/02	6/03	6/04	6/05	6/06
Microsoft Corporation	100.00	74.93	70.48	78.93	77.07	73.25
NASDAQ Computer Index	100.00	90.10	70.13	98.36	93.62	99.03
S&P 500 Index	100.00	82.01	82.22	97.93	104.12	113.11

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We are a global software company with extensive operations in the U.S and many foreign countries. In fiscal 2006 we purchased approximately $9 billion of goods and services from third parties. We have over 70,000 employees and the authority to purchase goods and services is widely dispersed. Because of these far-reaching activities, we encounter transactions and business arrangements with businesses and other organizations in which one of our directors, executive officers, or nominees for director, or their immediate families, may also be a director, executive officer or investor, or have some other direct or indirect material interest. We will refer to these relationships generally as related-party transactions.

Related-party transactions have the potential to create actual or perceived conflicts of interest between Microsoft and its directors and executive officers or their immediate family members. The Audit Committee has established written procedures for review and approval of related-party transactions that meet certain criteria. In deciding whether to approve a related-party transaction involving a director, executive officer, or their immediate family members, the Audit Committee considered, among other factors:

•	information about the goods or services proposed to be or being provided by or to the related party or the nature of the transactions;
•	the nature of the transactions and the costs to be incurred by Microsoft or payments to Microsoft;

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•	an analysis of the costs and benefits associated with the transaction and a comparison of comparable or alternative goods or services that are available to Microsoft from unrelated parties;
•	the business advantage Microsoft would gain by engaging in the transaction; and
•	an analysis of the significance of the transaction to Microsoft and to the related party.

To receive Audit Committee approval, related party transactions must be on terms that are fair and reasonable to the Company, and which are as favorable to the Company as would be available from non-related entities in comparable transactions. The Audit Committee requires that there is a Microsoft business interest supporting the transaction and the transaction meets the same Company standards that apply to comparable transactions with unaffiliated entities.

Below are the transactions that occurred during fiscal year 2006 in which, to our knowledge, the Company was or is a party, in which the amount involved exceeded $60,000, and in which any director, director nominee, executive officer, holder of more than 5% of our common stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest.

Mr. Gates is the sole shareholder of Corbis Corporation, a company that provides digitized images and production services. The Company paid Corbis approximately $860,000 in fiscal year 2006 as licensing fees for digital images to be used in Microsoft’s products, services, and marketing materials. Those licenses were entered into at arm’s length, and are similar to license agreements Microsoft enters into from time to time with other providers of digital images. The terms of the Corbis transactions are established by Corbis and the business group at Microsoft seeking to use the digital images. The Company believes the terms are no less favorable to Microsoft than what are offered by Corbis to other large customers. Corbis also uses Microsoft software in its business, and paid approximately $311,000 in fiscal year 2006 for software license fees under the Company’s standard licensing program. Mr. Gates is not involved in negotiating agreements with Corbis or setting price or other terms, either on behalf of Microsoft or Corbis. Microsoft’s Audit Committee has reviewed and approved these arrangements.

In fiscal year 2006, the Company made a $36 million equity investment in the Invention Science Fund, LP (“ISF”). ISF was established to create and patent innovations in the fields of computer science, bioinformatics and other science areas. In 2003 an investment company owned by Mr. Gates invested $15 million in ISF. After the Company’s investment, the Company owns 44.9% of ISF’s outstanding Class A Units and Mr. Gates’ investment company owns 18.7% of ISF’s outstanding Class A Units and one ISF Class D Unit which is entitled to participate in certain distributions made by ISF. The Company also agreed to pay ISF $40 million for a nonexclusive, perpetual license to 50% of all patents obtained by ISF. In addition, the Company has options to license the remaining patents obtained by ISF in 25% increments for two additional $20 million payments. The Company and Mr. Gates’ investment company have the right to appoint representatives to the ISF advisory committee that provides general oversight and advice to ISF. The advisory committee does not approve specific ISF transactions, areas of invention, or patent filings. Before entering into the ISF transactions, the Company obtained an opinion from Duff & Phelps that the fair value of the equity investment and license equal or exceeded the amount to be paid by the Company. ISF will use patent license fees first to return investor equity contributions, plus a 6% preferred return, ratably in accordance with the investor ownership interests and then distribute any remaining amounts to investors, inventors, the fund’s management company, Intellectual Ventures LLC, and Mr. Gates’ investment company on an agreed basis. The Company’s equity investment will be used to fund ISF’s general operating expenses. Because Mr. Gates’ investment company is a significant investor in ISF and his investment company will receive significant distributions from the Company’s payment of the patent license fee, pursuant to the Company’s conflict of interest policies and applicable state corporate law these transactions were reviewed and approved by the Board of Directors (with Mr. Gates abstaining).

A brother-in-law of Robert J. (Robbie) Bach, an executive officer of the Company, was employed by the Company or one of its subsidiaries in fiscal year 2006 and he received fiscal year 2006 compensation that exceeded $60,000. Microsoft’s Audit Committee has reviewed and approved this arrangement.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Due to administrative error, Douglas J. Burgum was 13 days late in filing one Form 4 to report the open market-sales of an aggregate of 20,000 shares of Microsoft common stock, and Bill Gates was one day late in filing one Form 4 to report the open market sales of an aggregate of 3 million shares of Microsoft common stock. On July 28, 2005, through a clerical error, Mr. Gates inadvertently filed duplicate reports for a sale of 2 million shares on July 26, 2005 instead of reporting that sale and a sale of the same number of shares that occurred on July 27, 2005. Promptly after the error was discovered, Mr. Gates filed a corrected Form 4 to replace the duplicate July 28, 2005 Form 4.

17 / MSFT	2006 PROXY STATEMENT

REPORT OF THE MICROSOFT CORPORATION BOARD OF DIRECTORS AUDIT COMMITTEE

The Audit Committee operates under a written charter adopted by the Board of Directors that is available on the Company’s website at http://www.microsoft.com/about/companyinformation/corporategovernance/default.mspx and is attached as Exhibit 1. The charter, which was last amended effective July 1, 2006, includes a calendar that outlines the Audit Committee’s duties and responsibilities on a quarter-by-quarter basis. The Audit Committee reviews the charter and calendar on an annual basis.

The Board annually reviews the NASDAQ listing standards definition of independence for audit committee members and has determined that each member of the Audit Committee meets that standard as well as the definition of independence for audit committee members contained in the listing standards for the New York Stock Exchange. In addition, the Board has determined that Dina Dublon and Charles H. Noski are “audit committee financial experts” as defined by Securities and Exchange Commission (“SEC”) rules.

The Board of Directors has the ultimate authority for effective corporate governance, including the role of oversight of the management of the Company. The Audit Committee’s purpose is to assist the Board of Directors in fulfilling its responsibilities by overseeing the accounting and financial reporting processes of Microsoft, the audits of Microsoft’s consolidated financial statements and internal control over financial reporting, the qualifications and performance of the independent registered public accounting firm engaged as Microsoft’s independent auditor, and the performance of Microsoft’s internal auditors.

The Committee relies on the expertise and knowledge of management, the internal auditors and the independent auditor in carrying out its oversight responsibilities. Management is responsible for the preparation, presentation, and integrity of the Company’s consolidated financial statements, accounting and financial reporting principles, internal control over financial reporting, and disclosure controls and procedures designed to ensure compliance with accounting standards, applicable laws, and regulations. Management is responsible for objectively reviewing and evaluating the adequacy, effectiveness, and quality of the Company’s system of internal control. Microsoft’s independent auditor, Deloitte & Touche LLP (“Deloitte & Touche”), is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States. The independent auditor is also responsible for expressing opinions on management’s assessment of the effectiveness of the Company’s internal control over financial reporting and on the effectiveness of the Company’s internal control over financial reporting.

During the fiscal year ended June 30, 2006, the Audit Committee fulfilled its duties and responsibilities generally as outlined in the charter and the accompanying calendar. The Committee had nine meetings, four of which were regular quarterly meetings and five of which related to the Company’s earnings announcements and periodic SEC filings. Specifically, the Committee, among other actions:

•	Reviewed and discussed the Company’s quarterly earnings press releases, consolidated financial statements, and related periodic reports filed with the SEC, with management and the independent auditor;
•	Reviewed with management, the independent auditor, and the internal auditor management’s assessment of the effectiveness of the Company’s internal control over financial reporting and the independent auditor’s opinion about management’s assessment and the effectiveness of the Company’s internal control over financial reporting;
•	Reviewed with the independent auditor, management, and the internal auditor, as appropriate, the audit scopes and plans of both the independent auditor and internal auditor; and
•	Met in periodic executive sessions with each of the independent auditor, management, and the internal auditor.

The Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements and related footnotes for the fiscal year ended June 30, 2006, and the independent auditor’s report on those financial statements, with the Company’s management and independent auditor. Management represented to the Audit Committee that the Company’s financial statements were prepared in accordance with generally accepted accounting principles. Deloitte & Touche presented the matters required to be discussed with the Audit Committee by Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees” and SEC Regulation S-X, Rule 2-07. This review included a discussion with management and the independent auditor of the quality (not merely the acceptability) of the Company’s accounting principles, the reasonableness of significant estimates and judgments, and the disclosures in the Company’s financial statements, including the disclosures relating to critical accounting policies.

18 / MSFT	2006 PROXY STATEMENT

The Audit Committee recognizes the importance of maintaining the independence of the Company’s independent auditor, both in fact and appearance. Consistent with its charter, the Audit Committee has evaluated Deloitte & Touche’s qualifications, performance, and independence, including that of the lead audit partner. As part of its auditor engagement process, the Audit Committee considers whether to rotate the independent audit firm. The Audit Committee has established a policy pursuant to which all services, audit and non-audit, provided by the independent auditor must be pre-approved by the Audit Committee or its delegate. The Company’s pre-approval policy is more fully described in this Proxy Statement under the caption “Fees Billed by Deloitte & Touche.” The Audit Committee has concluded that provision of the non-audit services described in that section is compatible with maintaining the independence of Deloitte & Touche. In addition, Deloitte & Touche has provided the Audit Committee with the letter required by the Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and the Audit Committee has engaged in dialogue with Deloitte & Touche regarding their independence.

Based on the reviews and discussions described above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2006 for filing with the SEC, and selected Deloitte & Touche as the independent registered public accounting firm for fiscal year 2007. The Board is recommending that shareholders ratify that selection at the Annual Meeting.

AUDIT COMMITTEE

Charles H. Noski (Chair)

James I. Cash Jr.

Dina Dublon

2. RATIFICATION OF INDEPENDENT AUDITOR

The Audit Committee has selected Deloitte & Touche LLP (“Deloitte & Touche”) as the Company’s independent auditor for the fiscal year 2007, and the Board is asking shareholders to ratify that selection. Although current law, rules, and regulations, as well as the charter of the Audit Committee, require the Audit Committee to engage, retain, and supervise the Company’s independent auditor, the Board considers the selection of the independent auditor to be an important matter of shareholder concern and is submitting the selection of Deloitte & Touche for ratification by shareholders as a matter of good corporate practice.

The affirmative vote of holders of a majority of the shares of common stock represented at the meeting is required to approve the ratification of the selection of Deloitte & Touche as the Company’s independent auditor for the current fiscal year. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL.

FEES BILLED BY DELOITTE & TOUCHE

Fees

The following table presents fees for professional audit services rendered by Deloitte & Touche for the audit of the Company’s annual financial statements for the years ended June 30, 2005, and 2006, and fees billed for other services rendered by Deloitte & Touche during those periods.

(In millions)
Year Ended June 30	2005	2006

Audit Fees	$15.5	$16.4
Audit-Related Fees	5.0	5.6
Tax Fees	0.8	0.8
All Other Fees	1.1	0.7

Total	$22.4	$23.5

19 / MSFT	2006 PROXY STATEMENT

Audit Fees.    These amounts represent fees of Deloitte & Touche for the audit of the Company’s annual consolidated financial statements, the review of financial statements included in the Company’s quarterly Form 10-Q reports, the audit of management’s assessment of the effectiveness of the Company’s internal control over financial reporting and the audit of internal control over financial reporting, and the services that an independent auditor would customarily provide in connection with subsidiary audits, statutory requirements, regulatory filings, and similar engagements for the fiscal year, such as comfort letters, attest services, consents, and assistance with review of documents filed with the SEC. Audit Fees also include advice on accounting matters that arose in connection with or as a result of the audit or the review of periodic consolidated financial statements and statutory audits that non-U.S. jurisdictions require.

Audit-Related Fees.    Audit-Related Fees consist of assurance and related services that are reasonably related to the performance of the audit or review of Microsoft’s consolidated financial statements or internal control over financial reporting. This category may include fees related to the performance of audits and attest services not required by statute or regulations, audits of the Company’s employee benefit plans, due diligence related to mergers, acquisitions, and investments, additional revenue and license compliance procedures related to performance of the review or audit of Microsoft’s financial statements, and accounting consultations about the application of generally accepted accounting principles to proposed transactions. Revenue assurance and license compliance includes procedures under contracts that provide for review by an independent accountant, and advice about controls associated with the completeness and accuracy of the Company’s software licensing revenue. These services support the evaluation of the effectiveness of internal control over revenue recognition, and enhance the independent auditor’s understanding of licensing programs and controls.

Tax Fees.    These fees consist generally of the two categories of tax compliance and return preparation, and of tax planning and advice. For fiscal year 2005, fees incurred for tax compliance and return preparation were $774,000 and fees for tax planning and advice were $17,000. For fiscal year 2006, fees incurred for tax compliance and return preparation were $529,000 and fees for tax planning and advice were $271,000. The compliance and return preparation services consisted of the preparation of original and amended tax returns claims for refunds. Tax planning and advice consisted of support during income tax audit or inquiries.

All Other Fees.    All Other Fees consist principally of services supporting the Company’s volume licensing compliance and revenue assurance initiatives, including data analysis and risk assessment.

The Audit Committee has concluded the provision of the non-audit services listed above is compatible with maintaining the independence of Deloitte & Touche.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditor

The Audit Committee has established a policy regarding pre-approval of all audit and permissible non-audit services provided by the independent auditor. Each year, the Audit Committee approves the terms on which the independent auditor is engaged for the ensuing fiscal year. On at least a quarterly basis, the Committee reviews and, if appropriate, pre-approves services to be performed by the independent auditor, reviews a report summarizing fiscal year-to-date services provided by the independent auditor, and reviews an updated projection of the fiscal year’s estimated fees. The Audit Committee, as permitted by its pre-approval policy, from time to time delegates the approval of certain permitted services or classes of services to a member of the Committee. The Committee then reviews the delegate’s approval decisions on a quarterly basis. Microsoft uses a centralized internal system to collect requests from Company personnel for services by the independent auditor to facilitate compliance with this pre-approval policy.

20 / MSFT	2006 PROXY STATEMENT

EQUITY COMPENSATION PLAN INFORMATION

(In millions, except per share amounts)

June 30, 2006	(a)	(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted-average exercise price of outstanding options, warrants and rights(2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(3)

Equity compensation plans approved by security holders(4)	883.8	$27.92	953.8

Equity compensation plans not approved by security holders(5)	0	35.67	0

Total(6)	883.8	$27.92	953.8

(1)	Includes 98 million shares issuable upon vesting of outstanding stock awards granted under the 2001 Stock Plan and 36.6 million shares issuable under outstanding shared performance stock awards granted under the 2001 Stock Plan (assuming target performance).
(2)	The weighted-average exercise price does not take into account the shares issuable upon vesting of outstanding stock awards or the shares issuable under outstanding shared performance stock awards, which have no exercise price.
(3)	Includes 141.9 million shares remaining available for issuance as of June 30, 2006 under the 2003 Employee Stock Purchase Plan.
(4)	Under the 2001 Stock Plan no award may be repriced, replaced, regranted through cancellation, or modified without shareholder approval (except in connection with a change in the Company’s capitalization), if the effect would be to reduce the exercise price for the share underlying such award.
(5)	The Microsoft Stock Option Plan for Consultants and Advisors authorized the grant of stock options to consultants and advisors to the Company. Options were last granted under this plan in fiscal year 2001. No additional options may be granted under this plan.
(6)	Does not include options to purchase an aggregate of 0.4 million shares, at a weighted average exercise price of $30.67, granted under a plan assumed in connection with an acquisition transaction. No additional options may be granted under this assumed plan.

3. SHAREHOLDER PROPOSAL NO. 1

John C. Harrington, 1001 2nd Street, Suite 325, Napa, California 94559 has notified the Company that he intends to submit the following proposal at this year’s annual meeting:

Whereas, human and labor rights abuses may be carried out routinely by many governments in countries in which our company conducts business;

Whereas, for example, according to the U.S. State Department, the totalitarian Chinese government continues to routinely, arbitrarily arrest, detain, imprison, torture, abuse, and deny basic human and labor rights to its citizens;1

Whereas, a U. S. State Department report on China in 2005 states, “There was a trend towards increased harassment, detention, and imprisonment by government and security authorities of those perceived as threatening to government authority. The government also adopted measures to control more tightly print, broadcast and electronic media, and censored online content. Protests by those seeking to redress grievances increased significantly and where suppressed, at times violently, by security forces.;”2

21 / MSFT	2006 PROXY STATEMENT

Whereas, this same 2005 report says that “The [Chinese] law states that the ‘freedom and privacy of correspondence of citizens are protected by law;’ however, the authorities often did not respect the privacy of citizens in practice… During the year authorities monitored telephone conversations, facsimile transmissions, e-mail, text messaging, and Internet communications. Authorities also opened and censored domestic and international mail. The security services routinely monitored and entered residences and offices to gain access to computers, telephones, and fax machines. All major hotels had a sizable internal security presence, and hotel guestrooms were sometimes bugged and searched for sensitive or proprietary materials;3

Whereas, “last year a survey of 2000 private companies by the National People’s Congress found most firms were violating the basic rights of their employees;”4

Whereas, Microsoft recently announced plans to spend $900 million in China “purchasing computer hardware and investing in Chinese software companies;”5

Whereas, “the Chinese company Lenovo promised it will pre-install Microsoft Windows on its new PCs;”6

Whereas, Chinese bloggers who want to use Microsoft’s blogging software have found that they cannot use certain words or phrases – past examples have included “democracy” “freedom” and even “capitalism” – in titles of their blogs;”7

Whereas, last year Microsoft closed down the blog of a Chinese dissident at the request of the Chinese government;

Therefore, be it resolved, that the shareholders request that no later than January 1, 2007, our company will no longer sell products or services to any foreign government, or agency or department of any foreign government, including, but not limited to, the military and police, that knowingly can be used to deny basic human or labor rights pursuant to the United Nations Universal Declaration of Human Rights.

[1]	China: Country Reports on Human Rights Practices – 2005; Bureau of Democracy, Human Rights, and Labor; U.S. State Department; March 8, 2006.
[2]	ibid.
[3]	ibid.
[4]	“Factories Caught Between Social and Price Demands by Multinationals;” South China Morning Post; Toh Han Shih; April 3, 2006.
[5]	“Tech Dollars Flow into China;” San Francisco Chronicle; Dan Fost; April 27, 2006.
[6]	ibid.
[7]	“U.S. Tech Firms Bolster China’s Censors.;” Fortune; Marc Gunther; November 18, 2005.

VOTE REQUIRED AND BOARD RECOMMENDATION

The affirmative vote of holders of a majority of the shares of common stock cast in person or by proxy at the meeting is required for approval of the proposal.

THE BOARD RECOMMENDS A VOTE AGAINST THIS PROPOSAL. We believe the availability of our products and services has increased the ability of citizens worldwide to engage in free expression and has helped transform the economic, cultural, and political landscape of nations throughout the world. We expect that continuing to provide software and Internet services in the countries in which we do business will over time promote greater social benefit than withholding our products from particular customers or markets.

Our products and services are tools that allow people and organizations to, among other things, communicate more effectively and work more productively. The particular activity that may be undertaken with these tools is neither established nor limited by the products and services and therefore is beyond our ability to control. Since any of our products or services conceivably might be used to further a variety of purposes including those described by the proponent, the resolution could apply to any non-U.S. government or agency. Because of the vagueness of the resolution, management would be unable to determine which foreign governments or agencies should be subject to the sales prohibition. As a result, the proposal could prevent Microsoft from selling any products or software or services to any foreign government or agency.

22 / MSFT	2006 PROXY STATEMENT

We recognize that companies have a role to play with respect to human rights and free expression. We continually review the overall value of our services in the countries where we provide them, and the conditions created by local government policies and practices.

The company has already adopted policies intended to ensure that Microsoft, and our supply chain, observe rules of good business practice, including a Vendor Code of Conduct. Microsoft does not do business in those countries where the United States government or multinational agreements have implemented export controls or sanctions, and we work with our agents and distributors to ensure our activities are consistent with relevant export control laws.

Finally, we are engaged in on-going dialogue with human rights organizations, investors, and other concerned stakeholders to understand their views about the role of Internet services and Internet companies in helping to foster freedom of expression and information globally. We also are working closely with other companies in developing concrete principles to help guide companies in managing these issues.

We believe curtailing our business will not advance the cause of human rights, and that our existing policies and practices have and will continue to more effectively address the concerns expressed in the proposal. Accordingly, the Directors respectfully recommend a vote against the proposal.

4. SHAREHOLDER PROPOSAL NO. 2

Mr. Thomas Strobhar, 2121 Upper Bellbrook Road, Xenia, Ohio 45385, has notified the Company that he intends to submit the following proposal at this year’s Annual Meeting:

Whereas, our company seeks to hire the most qualified person and has never had a policy discriminating against any person, or groups of persons, for any reason.

Whereas, it would be inappropriate and possibly illegal to ask a job applicant or employee about their sexual interests, inclinations and activities.

Whereas, it is similarly inappropriate and legally problematic for employees to discuss personal sexual matters while on the job.

Whereas, unlike the issues of race, age, gender and certain physical disabilities, it would be impossible to discern a person’s sexual orientation from their appearance.

Whereas, unless an employee chooses to talk about their sexual interests or activities while working, the issue of sexual orientation is, essentially, moot.

Whereas, according to the website of the Human Rights Campaign (HRC), the largest national lesbian, gay, bisexual, and transgender political organization, “an inclusive non-discrimination policy (one that refers to sexual orientation) is a key facet of the rationale for extending domestic partner benefits.” The HRC adds, “Establishing a benefits policy that includes your company’s gay and lesbian employees is a logical outgrowth of your company’s own non-discrimination policy…”

Whereas, domestic partner benefit policies pay employee benefits based on the employee engaging in unmarried, homosexual relations. These relations have been condemned by the major traditions of Judaism, Christianity and Islam for a thousand years or more.

Whereas, the Armed Forces of the United States is one of the largest and most diverse organizations in the world. They protect the security of us all while adhering to a “don’t ask, don’t tell policy” regarding sexual interests.

Whereas, our company does not discriminate against tobacco users when they apply for a job even though they are not protected by any employment clause. It also does not pay tobacco users special benefits based on the engaging in this personally risky behavior.

Whereas, those who engage in homosexual sex are at a significantly higher risk for HIV/AIDS and other sexually transmitted diseases.

23 / MSFT	2006 PROXY STATEMENT

Whereas, marriage between heterosexuals has been protected and encouraged by a wide range of societies, cultures and faiths for ages.

Resolved: the shareholders request that Microsoft form a committee to explore ways to formulate an equal employment opportunity policy which complies with all federal, state and local regulations but does not make reference to any matters related to sexual interests, activities or orientation.

Statement: While the legal institution of marriage between a man and a woman should be protected, the sexual interests, inclinations and activities of all employees should be a private matter, not a corporate concern.

VOTE REQUIRED AND BOARD RECOMMENDATION

The affirmative vote of holders of a majority of the shares of common stock cast in person or by proxy at the meeting is required for approval of the proposal.

THE BOARD RECOMMENDS A VOTE AGAINST THIS PROPOSAL. The Board believes that adoption of this proposal would not be in the best interests of the Company or its stockholders.

We are a socially responsible company that conducts its business in an open-minded and nondiscriminatory way. We believe a critical component of the Company’s past and future success is our commitment to attracting and retaining a diverse and talented workforce. The Company also is committed to providing a great place to work for all of its employees. Management has carefully considered the best ways to achieve these goals and has concluded it is in the Company’s best interest to state in its equal employment opportunity policy that it does not discriminate against applicants or employees on the basis of sexual orientation.

The Board believes it is important for the Company to have an equal employment opportunity policy to attract, hire, and retain the best employees and provide a diverse workplace. This policy allows the Company to recruit candidates from universities and colleges across the United States that have policies prohibiting sexual orientation discrimination and require employers who recruit on their campuses to demonstrate their compliance with this prohibition. Eliminating this component of our policy could result in the Company being excluded from recruiting at some of the best universities and colleges. Similarly, many local governments require that we adhere to their policy prohibiting sexual orientation discrimination in order to do business with them. Without an inclusive equal employment opportunity policy, the Company would not be able to demonstrate compliance with these requirements, which could impair our ability to obtain contracts with these public customers. In addition, adopting the proponent’s proposed change may breach existing Company contracts with governmental entities and violate local laws where the Company does business.

The Board therefore believes that adoption of the proposal would be adverse to the best interests of the Company and respectfully recommends that shareholders vote against the proposal.

5. SHAREHOLDER PROPOSAL NO. 3

Mr. Mark Latham, 1755 Robson Street, #469, Vancouver, B.C., Canada V6G 3B7, has notified the Company that he intends to submit the following proposal at this year’s Annual Meeting:

WHEREAS many shareowners lack the time and expertise to make the best voting decisions, yet prefer not to always follow directors’ recommendations, because of possible conflicts of interest;

WHEREAS shareowners have a common interest in obtaining sound independent advice, but often insufficient private interest to justify paying for it individually (the “free-rider” problem);

THEREFORE BE IT RESOLVED that Microsoft Corporation shareowners request the Board of Directors to hire a proxy advisory firm for one year, to be chosen by shareowner vote. Shareowners request the Board to take all necessary steps to enact this resolution in time to hold the vote at the year-2007 shareowner meeting, with the following features:

•	To insulate advisor selection from influence by the Company’s management, any proxy advisory firm could put itself on the ballot by paying an entry fee, declaring the price (no more than $30,000) for advisory services for the coming year, and providing the address of a website describing their proposed services and qualifications.

24 / MSFT	2006 PROXY STATEMENT

•	The winning candidate would be paid its declared price by the Company, and make advice freely available to all Company shareowners for the subsequent year, on all matters put to shareowner vote except director elections. (Advice on director elections is excluded to satisfy SEC rule 14a-8(i)(8).)
•	Performance of the advisory firm would not be policed by the Company’s management, but rather by gain or loss of the advisor’s reputation and future business.
•	Brief summary advice could be included in the Company proxy, with references to a website and/or a toll-free phone number for more detail.
•	The decision of whether to hire proxy advisory firms in later years would be left open.

Supporting Statement:

The proxy advisor would be paid with Company funds to give shareowners an independent professional opinion. Independence would be further enhanced by having shareowners choose the proxy advisor. This could also increase competition in the proxy advisory business, because new entrants could earn fees on a company-by-company basis, without covering thousands of companies.

Example of shareowners’ lack of time and expertise: http://boards.fool.com/Message.asp?mid=19682916 : “I tried to read the proxy statement, but I still don’t understand whether the change is shareholder friendly or not.”

Example of mistrust of directors’ recommendations: Harris Poll, September 2003, at www.sec.gov/rules/proposed/s71903/gmcentee092403.pdf : “Support for corporate management nominees is also mixed with majorities of shareholders having withheld support from a management nominee.”

The conflicts of interest among managers, directors and shareowners are described in Robert Monks and Nell Minow’s 2003 book Corporate Governance, along with shareowners’ “free-rider” and “rational ignorance” problems.

Articles discussing the company-pay system for proxy advice are on the Corporate Monitoring website at www.corpmon.com/publications.htm.

VOTE REQUIRED AND BOARD RECOMMENDATION

The affirmative vote of holders of a majority of the shares of common stock cast in person or by proxy at the meeting is required for approval of the proposal.

THE BOARD RECOMMENDS A VOTE AGAINST THIS PROPOSAL. The Board believes implementation of the proposal would not be in the best interests of the Company’s shareholders. Eight of the ten members of the Board are independent directors who exercise their independent judgment to determine what recommendations to make to the Company’s shareholders about how to vote on matters presented at the Company’s annual meeting. The Board and management seek to provide complete and understandable information upon which you can decide how to cast your vote.

Each member of our Board brings his or her unique business experience to the Company. The Board, working with management, regularly evaluates the Company’s business strategies. As a result, the Board believes it is in the best position to make informed recommendations to the Company’s shareholders on matters to be voted upon. Nevertheless, shareholders desiring third-party analysis and recommendations can access, on the Internet and through other readily-available sources, a significant amount of published research and other literature about the Company and issues of importance to shareholders. With this information, we believe our shareholders are capable of making prudent decisions on director elections, shareholder proposals, and other matters submitted to a vote of shareholders.

We do not believe adding the advice of an unsupervised firm, chosen with inadequate process, would be in your best interests. Shareholders can consult those resources they consider useful, without being subject to the potential undue influence of a single, unaccountable source appearing in the Company’s Proxy Statement. The proposal does not require any minimum qualifications or experience for a proxy advisory firm to put itself on the ballot. The voting mechanism by which the firm would be chosen permits no in-depth review of the firm’s qualifications or discussion

25 / MSFT	2006 PROXY STATEMENT

with the firm about its qualifications or approach. It is unclear on what basis the firm would be accountable for providing inaccurate or misleading information. We consider it unwise to engage a proxy advisory firm without evaluating the need for such advice, the quality of the firm’s work, the process by which recommendations would be made, or providing an accountability mechanism. Finally, the proposal calls for the firm to be paid without regard to the reasonableness of the compensation for the work performed.

The Board therefore does not believe that adoption of the proposal is necessary or in the best interests of the Company or its shareholders and respectfully recommends that shareholders vote against the proposal.

PROPOSALS OF SHAREHOLDERS FOR 2007 ANNUAL MEETING

Shareholders who, in accordance with SEC Rule 14a-8 wish to present proposals for inclusion in the proxy materials to be distributed in connection with next year’s Annual Meeting Proxy Statement must submit their proposals so that they are received at Microsoft’s principal executive offices no later than the close of business on June 4, 2007. As the rules of the SEC make clear, simply submitting a proposal does not guarantee that it will be included.

In accordance with our Bylaws, in order to be properly brought before the 2007 Annual Meeting, a shareholder’s notice of the matter the shareholder wishes to present, or the person or persons the shareholder wishes to nominate as a director, must be delivered to the Corporate Secretary of Microsoft at its principal executive offices not less than 120 nor more than 180 days before the first anniversary of the date of this Proxy Statement. As a result, any notice given by a shareholder pursuant to these provisions of our Bylaws (and not pursuant to the SEC’s Rule 14a-8) must be received no earlier than April 5, 2007, and no later than June 4, 2007, unless our Annual Meeting date is more than 30 days before or after November 14, 2007. If our 2007 Annual Meeting date is advanced or delayed by more than 30 days from this year’s meeting date, then proposals must be received no later than the close of business on the later of the 90th day before the 2007 Annual Meeting or the 15th day following the date on which the meeting date is publicly announced.

To be in proper form, a shareholder’s notice must include the specified information concerning the proposal or nominee as described in our Bylaws. A shareholder who wishes to submit a proposal or nomination is encouraged to seek independent counsel about our Bylaw and SEC requirements. Microsoft will not consider any proposal or nomination that does not meet the Bylaw requirements and the SEC’s requirements for submitting a proposal or nomination.

Notices of intention to present proposals at the 2007 Annual Meeting should be addressed to Corporate Secretary, Microsoft Corporation, One Microsoft Way, Redmond, Washington 98052. The Company reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

SOLICITATION OF PROXIES

The Proxy accompanying this Proxy Statement is solicited by the Board of Directors of the Company. Proxies may be solicited by officers, directors, and regular supervisory and executive employees of the Company, none of whom will receive any additional compensation for their services. Also, Georgeson Shareholder Communications may solicit proxies at an approximate cost of $12,500 plus reasonable expenses. Such solicitations may be made personally or by mail, facsimile, telephone, telegraph, messenger, or via the Internet. The Company will pay persons holding shares of common stock in their names or in the names of nominees, but not owning such shares beneficially, such as brokerage houses, banks, and other fiduciaries, for the expense of forwarding solicitation materials to their principals. All of the costs of solicitation of proxies will be paid by the Company.

VOTING PROCEDURES

Tabulation of Votes.    Votes cast by proxy or in person at the meeting will be tabulated by Mellon Investor Services, LLC.

Effect of an Abstention and Broker Non-Votes.    A shareholder who abstains from voting on any or all proposals will be included in the number of shareholders present at the meeting for the purpose of determining the presence of a quorum. Abstentions and broker non-votes will not be counted either in favor of or against the election of the nominees or other proposals.

26 / MSFT	2006 PROXY STATEMENT

AUDITORS

Representatives of Deloitte & Touche LLP, independent auditor for the Company for fiscal 2006 and the current fiscal year, will be present at the Annual Meeting, will have an opportunity to make a statement, and will be available to respond to appropriate questions.

OTHER MATTERS

The Board of Directors does not intend to bring any other business before the meeting, and so far as is known to the Board, no matters are to be brought before the meeting except as specified in the notice of the meeting. In addition to the scheduled items of business, the meeting may consider shareholder proposals (including proposals omitted from the Proxy Statement and form of Proxy pursuant to the proxy rules of the SEC) and matters relating to the conduct of the meeting. As to any other business that may properly come before the meeting, it is intended that proxies will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

DATED: Redmond, Washington, October 6, 2006.

27 / MSFT	2006 PROXY STATEMENT

EXHIBIT 1

MICROSOFT CORPORATION AUDIT COMMITTEE CHARTER

ROLE

The Audit Committee of the Board of Directors assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing, and reporting practices of the Company, and such other duties as directed by the Board. The Committee’s purpose is to oversee the accounting and financial reporting processes of the Company, the audits of the Company’s financial statements, the qualifications of the public accounting firm engaged as the Company’s independent auditor to prepare or issue an audit report on the financial statements of the Company, and the performance of the Company’s internal audit function and independent auditor. The Committee reviews and assesses the qualitative aspects of financial reporting to shareholders, the Company’s processes to manage business and financial risk, and compliance with significant applicable legal, ethical, and regulatory requirements. The Committee is directly responsible for the appointment (subject to shareholder ratification), compensation, retention and oversight of the independent auditor.

MEMBERSHIP

The membership of the Committee consists of at least three directors, all of whom shall meet the independence requirements established by the Board and applicable laws, regulations and listing requirements. Each member shall in the judgment of the Board have the ability to read and understand fundamental financial statements and otherwise meet the financial sophistication standard established by the requirements of the NASDAQ Stock Market, Inc. At least one member of the Committee shall in the judgment of the Board be an “audit committee financial expert” as defined by the rules and regulations of the Securities and Exchange Commission. The Board appoints the members of the Committee and the chairperson. The Board may remove any member from the Committee at any time with or without cause.

Generally, no member of the Committee may serve on more than three audit committees of publicly traded companies (including the Audit Committee of the Company) at the same time. For this purpose, service on the audit committees of a parent and its substantially-owned subsidiaries counts as service on a single audit committee.

OPERATIONS

The Committee meets at least six times a year. Additional meetings may occur as the Committee or its chair deems advisable. The Committee will cause to be kept adequate minutes of its proceedings, and will report on its actions and activities at the next quarterly meeting of the Board. Committee members will be furnished with copies of the minutes of each meeting and any action taken by unanimous consent. The Committee is governed by the same rules regarding meetings (including meetings by conference telephone or similar communications equipment), action without meetings, notice, waiver of notice, and quorum and voting requirements as are applicable to the Board. The Committee is authorized and empowered to adopt its own rules of procedure not inconsistent with (a) any provision of this Charter, (b) any provision of the Bylaws of the Company, or (c) the laws of the state of Washington.

COMMUNICATIONS

The independent auditor reports directly to the Committee. The Committee is expected to maintain free and open communication with the independent auditor, the internal auditors, and management. This communication will include periodic private executive sessions with each of these parties.

EDUCATION

The Company is responsible for providing new members with appropriate orientation briefings and educational opportunities, and the full Committee with educational resources related to accounting principles and procedures, current accounting topics pertinent to the Company and other material as may be requested by the Committee. The Company will assist the Committee in maintaining appropriate financial literacy.

28 / MSFT	2006 PROXY STATEMENT

AUTHORITY

The Committee will have the resources and authority necessary to discharge its duties and responsibilities. The Committee has sole authority to retain and terminate outside counsel or other experts or consultants, as it deems appropriate, including sole authority to approve the firms’ fees and other retention terms. The Company will provide the Committee with appropriate funding, as the Committee determines, for the payment of compensation to the Company’s independent auditor, outside counsel and other advisors as it deems appropriate, and administrative expenses of the Committee that are necessary or appropriate in carrying out its duties. In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention. The Committee will have access to the Company’s books, records, facilities, and personnel. Any communications between the Committee and legal counsel in the course of obtaining legal advice will be considered privileged communications of the Company, and the Committee will take all necessary steps to preserve the privileged nature of those communications.

The Committee may form and delegate authority to subcommittees and may delegate authority to one or more designated members of the Committee.

RESPONSIBILITIES

The Committee’s specific responsibilities in carrying out its oversight role are delineated in the Audit Committee Responsibilities Calendar. The Responsibilities Calendar will be updated annually as necessary to reflect changes in regulatory requirements, authoritative guidance, and evolving oversight practices. The most recently updated Responsibilities Calendar will be considered to be an addendum to this Charter.

The Committee relies on the expertise and knowledge of management, the internal auditors and the independent auditor in carrying out its oversight responsibilities. Management of the Company is responsible for determining the Company’s financial statements are complete, accurate and in accordance with generally accepted accounting principles and establishing satisfactory internal control over financial reporting. The independent auditor is responsible for auditing the Company’s financial statements and the effectiveness of the Company’s internal control over financial reporting. It is not the duty of the Committee to plan or conduct audits, to determine that the financial statements are complete and accurate and in accordance with generally accepted accounting principles, to conduct investigations, or to assure compliance with laws and regulations or the Company’s standards of business conduct, codes of ethics, internal policies, procedures and controls.

Revised: July 1, 2006

29 / MSFT	2006 PROXY STATEMENT

MICROSOFT CORPORATION

AUDIT COMMITTEE RESPONSIBILITIES CALENDAR

WHEN PERFORMED Audit Committee Meetings
	RESPONSIBILITY	Q1	Q2	Q3	Q4	As Needed

1.	The agenda for Committee meetings will be prepared in consultation between the Committee chair (with input from the Committee members), Finance management, the senior internal audit employee designated by the Committee to act as its direct liaison (the “Internal Audit Executive”) and the independent auditor.	X	X	X	X	X

2.	Review and update the Audit Committee Charter and Responsibilities Calendar annually.				X

3.	Complete an annual evaluation of the Committee’s performance.		X

4.	Provide a report in the annual proxy that includes the Committee’s review and discussion of matters with management and the independent auditor.	X

5.	Include a copy of the Committee charter as an appendix to the Proxy Statement at least once every three years.					X

6.	Appoint or replace the independent auditor (subject to shareholder ratification) and approve the terms on which the independent auditor is engaged for the ensuing fiscal year.	X			X

7.	At least annually, evaluate the independent auditor’s qualifications, performance, and independence, including that of the lead partner. The evaluation will include obtaining a written report from the independent auditor describing: the firm’s internal quality control procedures; any material issues raised by the most recent internal quality control review, or peer review, of the firm or by any inquiry or investigation by governmental or professional authorities within the past five years, concerning an independent audit or audits carried out by the firm, and any steps taken to deal with those issues; and all relationships between the independent auditor and the Company.				X	X

8.	Resolve any disagreements between management and the independent auditor about financial reporting.					X

9.	Establish and oversee a policy designating permissible services that the independent auditor may perform for the Company, providing for pre-approval of those services by the Committee subject to the de minimis exceptions permitted under applicable rules, and quarterly review of any services approved by the designated member under the policy and the firm’s non-audit services and related fees.	X	X	X	X	X

10.	Review the responsibilities, functions and performance of the Company’s internal audit department.			X

11.	Review and approve the appointment or change in the Internal Audit Executive.					X

12.	Ensure receipt from the independent auditor of a formal written statement delineating all relationships between the auditor and the company, consistent with Independence Standards Board Standard No. 1, actively engage in a dialogue with the auditor about any disclosed relationships or services that may impact the objectivity and independence of the auditor, and take appropriate action to oversee the independence of the independent auditor.	X

13.	Advise the Board about the Committee’s determination whether the Committee consists of three or more members all of whom are financially literate, including at least one member who has financial sophistication and is a financial expert.	X

14.	Inquire of management, the Internal Audit Executive, and the independent auditor about significant risks or exposures, review the Company’s policies for risk assessment and risk management, and assess the steps management has taken to control such risk to the Company.				X	X

15.	Review with Finance management, the independent auditor, and the Internal Audit Executive the audit scope and plan, and coordination of audit efforts to ensure completeness of coverage, reduction of redundant efforts, the effective use of audit resources, and the use of independent public accountants other than the appointed auditors of the Company.	X		X		X

16.	Consider and review with Finance management, the independent auditor, and the Internal Audit Executive:
	a. The Company’s annual assessment of the effectiveness of its internal controls and the independent auditor’s attestation and report about the Company’s assessment.	X

b.   The adequacy of the Company’s internal controls including computerized information system controls and security.

c.   Any “material weakness” or “significant deficiency” in the design or operation of internal control over financial reporting, and any steps taken to resolve the issue.

		X X	X X	X X	X X
	d. Any related significant findings and recommendations of the independent auditor and internal audit together with management’s responses.					X

17.	Review with Finance management any significant changes to GAAP and/or MAP policies or standards.	X	X	X	X

30 / MSFT	2006 PROXY STATEMENT

MICROSOFT CORPORATION

AUDIT COMMITTEE RESPONSIBILITIES CALENDAR

WHEN PERFORMED Audit Committee Meetings
	RESPONSIBILITY	Q1	Q2	Q3	Q4	As Needed

18.	Review with Finance management and the independent auditor at the completion of the annual audit:	X				X
a. The Company’s annual financial statements and related footnotes, and recommend that the audited financial statements be included in the Form 10-K.

b.   The independent auditor’s audit of the financial statements and its report thereon, including any matters to be communicated by the independent auditor pursuant to Section 10A of the Securities Exchange Act of 1934.

c. Any significant changes required in the independent auditor’s audit plan.
d. Any serious difficulties or disputes with management encountered during the course of the audit and management’s response.
e. Other matters related to the conduct of the audit which are to be communicated to the Committee under generally accepted auditing standards.

19.	Review with Finance management and the independent auditor at least annually the Company’s critical accounting policies.				X	X

20.	Review policies and procedures with respect to transactions between the Company and officers and directors, or affiliates of officers or directors, or transactions that are not a normal part of the Company’s business, and review and approve those related-party transactions that would be disclosed pursuant to SEC Regulation S-K, Item 404.				X	X

21.	Consider and review with Finance management and the Internal Audit Executive:	X	X	X	X	X
a. Significant findings by the independent auditor or the Internal Audit Executive during the year and management’s responses;
b. Any difficulties encountered in the course of their audit work, including any restrictions on the scope of their work or access to required information;
c. Any changes required in planned scope of their audit plan.

22.	Participate in a telephonic meeting among Finance management, the Internal Audit Executive and the independent auditor before each earnings release to discuss the earnings release, financial information, use of any non-GAAP information, and earnings guidance.	X	X	X	X

23.	Review and discuss with Finance management and the independent auditor the Company’s quarterly financial statements.	X	X	X	X

24.	Review the periodic reports of the Company with Finance management, the Internal Audit Executive and the independent auditor prior to filing of the reports with the SEC, including the disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”	X	X	X	X

25.	In connection with each periodic report of the Company, review:	X	X	X	X
a. Management’s disclosure to the Committee and the independent auditor under Section 302 of the Sarbanes-Oxley Act, including identified changes in internal control over financial reporting.

b.   The contents of the Chief Executive Officer and the Chief Financial Officer certificates to be filed under Sections 302 and 906 of the Sarbanes-Oxley Act and the process conducted to support the certifications.

26.	Monitor the appropriate standards adopted as a code of conduct for the Company.		X			X

27.	Review with the Compliance Officer legal and regulatory matters that may have a material impact on the financial statements, related Company compliance policies and programs, and reports received from regulators.	X	X	X	X

28.	Develop, review and oversee procedures for (i) receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls and auditing matters, and (ii) the confidential, anonymous submission of employee concerns regarding accounting or auditing matters.		X			X

29.	Meet with the independent auditor in executive session to discuss any matters the Committee or the independent auditor believes should be discussed privately with the Audit Committee.	X	X	X	X

30.	Meet with the Internal Audit Executive in executive session to discuss any matters the Committee or the Internal Audit Executive believes should be discussed privately with the Audit Committee.	X	X	X	X

31.	Meet with Finance management in executive sessions to discuss any matters the Committee or Finance management believes should be discussed privately with the Audit Committee.					X

32.	Set clear hiring policies for the Company’s hiring of employees or former employees of the independent auditor who were engaged in the Company’s account, and ensure the policies comply with any regulations applicable to the Company.					X

31 / MSFT	2006 PROXY STATEMENT

MICROSOFT CORPORATION P R O X Y FOR ANNUAL MEETING OF THE SHAREHOLDERS OF MICROSOFT CORPORATION THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints WILLIAM H. GATES III and STEVEN A. BALLMER, and each of them, with full power of substitution, as proxies to vote the shares which the undersigned is entitled to vote at the Annual Meeting of the Company to be held at the Meydenbauer Center, 11100 NE 6th Street, Bellevue, Washington, on November 14, 2006 at 8:00 a.m. and at any adjournments thereof. Such shares shall be voted as indicated with respect to the proposals listed on the reverse side hereof and in the discretion of the proxies on such other matters as may properly come before the meeting or any adjournment thereof. (Continued and to be signed on the reverse side) Address Change/Comments FOLD AND DETACH HERE You can now access your Microsoft Corporation account online. Access your Microsoft Corporation shareholder account online via Investor ServiceDirect® (ISD). Mellon Investor Services LLC, Transfer Agent for Microsoft Corporation, now makes it easy and convenient to get current information on your shareholder account. View account status View certificate history View book-entry information View payment history for dividends Make address changes Obtain a duplicate 1099 tax form Establish/change your PIN Visit us on the web at http://www.melloninvestor.com For Technical Assistance Call 1-877-978-7778 between 9am-7pm Monday-Friday Eastern Time Investor ServiceDirect® is a registered trademark of Mellon Investor Services LLC

This proxy when properly signed will be voted in the manner directed herein by the undersigned shareholder. If no direction is provided, this proxy will be voted as recommended by the Board of Directors. Please Mark Here for Address Change or Comments SEE REVERSE SIDE

1. Election of directors (The Board recommends a vote FOR each of the following nominees): Nominees: FOR AGAINST ABSTAIN 01 William H. Gates III 02 Steven A. Ballmer 03 James I. Cash Jr. 04 Dina Dublon FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN 05 Raymond V. Gilmartin 06 David F. Marquardt 07 Charles H. Noski 08 Helmut Panke FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN 09 Jon A. Shirley 2. Ratification of the selection of Deloitte & Touche LLP as the Company’s independent auditor (The Board recommends a vote FOR this proposal) 3. Shareholder Proposal – Restriction on Selling Products and Services to Foreign Governments (The Board recommends a vote AGAINST this proposal) 4. Shareholder Proposal – Sexual Orientation in Equal Employment Opportunity Policy (The Board recommends a vote AGAINST this proposal) 5. Shareholder Proposal – Hiring of Proxy Advisor (The Board recommends a vote AGAINST this proposal) FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN Signature              Signature if held jointly              Dated:             , 2006

IMPORTANT – PLEASE SIGN AND RETURN PROMPTLY. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by an authorized person. FOLD AND DETACH HERE Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the annual meeting day. Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.proxyvoting.com/msft Use the internet to vote your proxy. Have your proxy card in hand when you access the web site. OR Telephone 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. OR Mail Mark, sign and date your proxy card and return it promptly in the enclosed postage-paid envelope. NOTE: If you voted by internet or telephone, there is no need to mail back your proxy card. Thank you for voting!

MICROSOFT CORPORATION P R O X Y FOR ANNUAL MEETING OF THE SHAREHOLDERS OF MICROSOFT CORPORATION THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints WILLIAM H. GATES III and STEVEN A. BALLMER, and each of them, with full power of substitution, as proxies to vote the shares which the undersigned is entitled to vote at the Annual Meeting of the Company to be held at the Meydenbauer Center, 11100 NE 6th Street, Bellevue, Washington, on November 14, 2006 at 8:00 a.m. and at any adjournments thereof. Such shares shall be voted as indicated with respect to the proposals listed on the reverse side hereof and in the discretion of the proxies on such other matters as may properly come before the meeting or any adjournment thereof. (Continued and to be signed on the reverse side) Address Change/Comments FOLD AND DETACH HERE

This proxy when properly signed will be voted in the manner directed herein by the undersigned shareholder. If no direction is provided, this proxy will be voted as recommended by the Board of Directors. Please Mark Here for Address Change or Comments SEE REVERSE SIDE 1. Election of directors (The Board recommends a vote FOR each of the following nominees): Nominees: FOR AGAINST ABSTAIN 01 William H. Gates III 02 Steven A. Ballmer 03 James I. Cash Jr. 04 Dina Dublon FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN 05 Raymond V. Gilmartin 06 David F. Marquardt 07 Charles H. Noski 08 Helmut Panke FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN 09 Jon A. Shirley 2. Ratification of the selection of Deloitte & Touche LLP as the Company’s independent auditor (The Board recommends a vote FOR this proposal) 3. Shareholder Proposal – Restriction on Selling Products and Services to Foreign Governments (The Board recommends a vote AGAINST this proposal) 4. Shareholder Proposal – Sexual Orientation in Equal Employment Opportunity Policy (The Board recommends a vote AGAINST this proposal) 5.Shareholder Proposal – Hiring of Proxy Advisor (The Board recommends a vote AGAINST this proposal) FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN Signature              Signature if held jointly              Dated:             , 2006

IMPORTANT – PLEASE SIGN AND RETURN PROMPTLY. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by an authorized person. FOLD AND DETACH HERE